Exhibit 10.8

200 MINUTEMAN ROAD

ANDOVER, MASSACHUSETTS

LEASE

LANDLORD:	200 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts Limited Partnership

TENANT:	TRANSMEDICS, INC., a Delaware corporation

DATE:	June 25, 2004

BUILDING NO.:	200

LEASE NO.:	200-3a

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS		1
	1.1	Summary	1
	1.2	Conflict	1
2.	CONSTRUCTION OF PREMISES		2
3.	POSSESSION AND SURRENDER OF PREMISES		2
4.	TERM		2
5.	RENT		2
6.	TAXES		2
	6.1	Definition of Taxes	2
	6.2	Payment of Taxes	2
	6.3	Tenant’s Taxes	2
7.	OPERATING COSTS		2
	7.1	Definition of Operating Costs	2
	7.2	Payment of Operating Costs	3
	7.3	Determining Operating Costs	3
	7.4	Audit Right	3
8.	MONTHLY PAYMENT OF TAXES AND OPERATING COSTS		3
9.	INSURANCE		3
	9.1	Tenant’s Insurance; Waiver of Subrogation	3
	9.2	Landlord’s Insurance; Waiver of Subrogation	4
10.	UTILITIES		4
11.	USE OF PREMISES		4
12.	MAINTENANCE AND REPAIRS		5
	12.1	Landlord’s Obligations	5
	12.2	Tenant’s Obligations	5
13.	ALTERATIONS		6
	13.1	Landlord’s Consent	6
	13.2	Notice	6
	13.3	Compliance with Laws	6
	13.4	Liens	6
	13.5	Labor Harmony	6
14.	INDEMNITY; SATISFACTION OF REMEDIES		6
	14.1	Indemnification	6
	14.2	Damage to Persons or Property	6
	14.3	Satisfaction of Remedies	7
15.	COMMON AREA AND PARKING		7
	15.1	Common Area	7
	15.2	Parking	7
16.	DAMAGE OR DESTRUCTION		8
	16.1	Repairs	8
	16.2	Election to Terminate	8
	16.3	Abatement of Rent	8
17.	CONDEMNATION		8
18.	ASSIGNMENT AND SUBLETTING		8
	18.2	Notice	8
	18.3	Reasonable Consent	9
	18.4	No Release of Tenant	9
	18.5	Additional Terms	9
19.	MORTGAGEE PROTECTION		10
	19.1	Subordination and Attornment	10
	19.2	Mortgagee’s Liability	10
	19.3	Mortgagee’s Right to Cure	10
20.	ESTOPPEL CERTIFICATES		11
21.	DEFAULT		11
22.	REMEDIES FOR DEFAULT		11
	22.1	General	11
	22.2	Remedies Cumulative	12
	22.3	Performance by Landlord	12
	22.4	Post-Judgment Interest	12
23.	BANKRUPTCY. [SEE EXHIBIT “F”]		12
24.	GENERAL PROVISIONS		12
	24.1	Holding Over	12

iii

	24.2	Entry By Landlord	12
	24.3	Brokers	13
	24.4	Quiet Enjoyment	13
	24.5	Security	13
	24.6	Obligations; Successors; Recordation	13
	24.7	Late Charges	13
	24.8	Accord and Satisfaction	13
	24.9	Prior Agreements; Amendments; Waiver	13
	24.10	Representations; Inability to Perform	13
	24.11	Legal Proceedings	13
	24.12	Ownership; Invalidity; Remedies; Choice of Law	14
	24.13	Expense; Consent	14
	24.14	Presumptions; Exhibits; Submission; Net Lease	14
	24.15	Cooperation	14
	24.16	Notices	14
	24.17	Letter of Credit	14
	24.18	Other Defined Terms	15
25.	HAZARDOUS SUBSTANCES		16
26.	OTHER LEASE; SNDA		16
	Signatures		17

EXHIBIT LIST

“A”	SITE PLAN OF PROJECT
“B”	PREMISES
“C”	WORKLETTER
“C-1”	LAYOUT OF PREMISES
“D”	BASE RENT
“E”	RULES AND REGULATIONS
“F”	BANKRUPTCY PROVISIONS (ARTICLE 23)
“G”	LANDLORD’S FURNITURE
“H”	SNDA

ADDENDUM #1 - EXTENSION OPTION
ADDENDUM #2 - ROOFTOP TELECOMMUNICATIONS
ADDENDUM #3 - RIGHT OF OFFER TO LEASE

iv

INDEX TO DEFINED TERMS

TERM	PAGE	SECTION or EXHIBIT

Affiliates	15	24.18(a)
Alterations	6	13
Bankruptcy Code	Page 1 of 1	Exhibit “F”, ¶23.1
Base Rent	1	1.1(f)
Building	1	1.1(d)
Common Area	7	15
Condemnation	8	17
Default Rate	12	22.4
Guarantor	1	1.1(lx)
hazardous substances	16	25
Landlord’s Mortgagees	15	24.18(c)
Laws	15	24.18(d)
Lease Year	2	4
Letter of Credit	15	24.17
Liabilities	15	24.18(e)
Liens	6	13.4
Notices	14	24.16
Operating Costs	2	7.1
Premises	1	1.1(a)
Project	1	1.1(e)
rent	2	5
Rent Commencement Date	1	1.1(a)
Security Deposit	1	1.1(h)
Superior Leases and Mortgages	15	24.18(f)
Systems and Equipment	15	24.18(g)
Taxes	2	6.1
Tenant’s Broker	1	1.1(m)
Tenant’s Percentage	1	1.1(g)
Tenant’s Property	2	3
Transfer	8	18.1

v

LEASE

THIS LEASE, dated as of June 25, 2004, is between 200 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts Limited Partnership (“Landlord”), and TRANSMEDICS, INC., a Delaware corporation (“Tenant”).

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord on the following terms and conditions:

1.	BASIC LEASE PROVISIONS.

1.1 Summary.

(a) Premises: Space on the third (3rd) Floor of the Building (as shown in Exhibit “B”), with an aggregate agreed rentable area deemed to be 35,910 square feet. “Rentable Area” means the agreed rentable area of the Premises (i.e., if Tenant does not lease additional space in the Building, the Rentable Area will be 35,910 square feet).

(b) Term: This Lease is binding and effective as of the date hereof, and the Lease term begins on the Rent Commencement Date and ends on December 31, 2014, unless terminated earlier or extended in accordance with this Lease.

(c) Rent Commencement Date: July 1, 2004

(d) Building: The building at 200 Minuteman Road, Andover, Massachusetts, with an agreed rentable area deemed to be approximately 206,756 square feet.

(e) Project: The land, buildings, improvements and appurtenances, both above and below grade, now commonly known as 200 Minuteman Road, Andover, Massachusetts, as generally depicted on Exhibit “A.”

(f) Base Rent: (see Exhibit “D”).

(g) Tenant’s Percentage: 17.37%.

(gg) Lease Year: As defined in Section 4

(h) Letter of Credit: See Section 24.17

(i) Use of Premises: As offices and for medically-related light assembly and testing of electronics and plastics (the “Devices”), and medically-related training and research and development and other uses ancillary or incidental thereto, including, without limitation, use of a portion of the Premises as a show room for the Devices. Landlord acknowledges and agrees that Tenant will install a “clean room” in the Premises for the assembly of products and its medically-related training and research and development. The Premises will not be used for manufacturing or retail sales, and neither animals (nor animal parts or carcasses) will be permitted in the Premises.

(j) Notice to Tenant (prior to the Rent Commencement Date):

600 West Cummings Park

Suite 3050

Woburn, Massachusetts 08108

Attn: Waleed H. Hassanein, M.D.

With a Copy to:

Piper Rudnick

One International Place

Boston, MA 02110

Attn: Barbara A. Trachtenberg

(k) Notice to Landlord:

200 Minuteman Limited Partnership

200 Minuteman Road

Andover, Massachusetts 01810

Attn: Martin Spagat

With a Copy to:

Brickstone Properties Incorporated

The Plaza at Continental Park

Suite 5252

2101 Rosecrans Avenue

El Segundo, California 90245-4742

Attn: John G. Baker, Esq.

(lx) Guarantor: None.

(m) Tenant’s Broker: None

(n) Certain Other Defined Terms: [See Section 24.18]

1.2 Conflict. If there is a conflict between this summary and the rest of this Lease, the rest of this Lease will control.

2.	CONSTRUCTION OF PREMISES.

Tenant has thoroughly inspected the Premises and accepts the Premises and the Project “as is” in all respects and agrees that Landlord is not required to pay for or perform any work to or for the benefit of the Premises or Tenant’s initial occupancy thereof except as may be specifically set forth in Exhibit “C” hereto (although this is not meant to affect Landlord’s ongoing obligations to repair and maintain as and if required under this Lease). Tenant will perform Tenant’s Work in accordance with Exhibit “C” hereto, unless Landlord specifically agrees in writing to perform Tenant’s Work.

3.	POSSESSION AND SURRENDER OF PREMISES.

When this Lease expires or otherwise terminates, Tenant will remove all of its signs, movable trade fixtures and equipment, inventory and other personal property owned by Tenant or its Affiliates (“Tenant’s Property”). Tenant’s Property remaining after termination will be deemed abandoned and Landlord may keep, sell, destroy or dispose of it without incurring any Liabilities to Tenant or its Affiliates. Notwithstanding anything to the contrary, Tenant will not remove, lease, finance, subject to a security interest or otherwise encumber or Transfer, or damage, Landlord’s Furniture (as defined in Section 11(g) and set forth in Exhibit “G”), or any other items that are attached to the Premises or areas of the Building or realty in such a manner that they are deemed to be “fixtures” under applicable Laws or that are attached in such a manner that their removal would cause substantial damage to or adversely affect the proper and continuing functioning of the Building or its Systems or Equipment. However, notwithstanding the foregoing to the contrary, Tenant will remove those items at the end of the Lease term to the extent that Landlord specifies removal in any written consent to alterations or installation given by Landlord. Tenant will repair all damage caused by such removal or Tenant’s occupancy (reasonable wear and tear and casualty damage excepted) and surrender the Premises broom clean and otherwise in the same condition as on the Rent Commencement Date and as improved in accordance with this Lease (reasonable wear and tear and casualty damage excepted), unless such requirement is specifically waived in writing by Landlord.

4.	TERM.

Subject to Addendum #1 and Addendum #3, the term of this Lease is as set forth in Section 1.1(b). A “Lease Year” is a period of twelve (12) consecutive calendar months during the Lease term, starting with the Rent Commencement Date. However, the first Lease Year is the first twelve (12) full calendar months plus the partial month (if any) after the Rent Commencement Date if the Rent Commencement Date is not the first day of the month, and the last Lease Year may be less than twelve (12) months if the expiration or termination date of this Lease is not the last day of a Lease Year.

5.	RENT.

Tenant will pay the base rent as shown in Exhibit “D” in equal monthly installments in advance beginning as of the Rent Commencement Date and thereafter on the first day of each month during the term, prorated for any portion of a month. The term “rent” includes base rent, additional rent and all other amounts to be paid by Tenant under this Lease, whether or not specifically described as rent. All rent will be paid to Landlord without demand, deduction, counterclaim or offset of any type in good funds and lawful U.S. legal tender at The Plaza at Continental Park, Suite 5252, 2101 Rosecrans Avenue, El Segundo, California 90245-4742, Attn: Accounting Dept., or to such other person or place as Landlord may from time to time designate.

6.	TAXES.

6.1 Definition of Taxes. “Taxes” means all taxes, assessments, levies, charges and fees imposed against, for or in connection with all or any portion of: the Project; the use, ownership, leasing, occupancy, operation, management, repair, maintenance, demolition or improvement of the Project; Landlord’s right to receive, or the receipt of, rent, profit or income from the Project; improvements, utilities and services, whether because of special assessment districts or otherwise; the value of Landlord’s interest in the Project; a reassessment due to any change in ownership or other transfer of all or any portion of the Project or an interest therein; and fixtures, equipment and other real or personal property used in connection with the Project. Taxes also include, without limitation, capital and value-added taxes, penalties, interest and costs incurred in contesting taxes (subject to the rest of this Section 6.1), and any charges or taxes in addition to, in substitution or in lieu of, partially or totally, any taxes or charges previously included within this definition, including taxes or charges completely unforeseen by the parties and collected from whatever source. Taxes do not include: Landlord’s federal or state net income (including capital gains), franchise, excise, inheritance, deed stamp, transfer, gift or estate taxes, nor will they include penalties or interest unless Tenant fails to pay its share of Taxes as and when required.

6.2 Payment of Taxes. Subject to Article 8: starting as of the Rent Commencement Date, Tenant will pay its Tenant’s Percentage of Taxes directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time.

6.3 Tenant’s Taxes. Tenant will pay before delinquency all taxes assessments, license fees and charges levied, assessed or imposed on Tenant, Tenant’s business operations and Tenant’s Property and will indemnify and hold Landlord harmless therefrom.

7.	OPERATING COSTS.

7.1 Definition of Operating Costs. “Operating Costs” are all costs and expenses incurred in connection with the Project and its ownership, operation, management, maintenance, repair, replacement and improvement, including, without limitation, costs for: services, costs and utilities not otherwise directly paid or reimbursed by tenants; materials, supplies and equipment to the extent used for the Project; insurance deductibles, premiums and costs; wages and payroll, including bonuses, fringe benefits, workers compensation and payroll taxes; professional and consulting fees; management fees equal to 3.5% of the annual gross revenues generated by the Project (including for example all rent and proceeds paid by tenants in the project and security deposits applied by Landlord, but excluding interest and insurance proceeds, except insurance proceeds that are meant to compensate for rent, such as proceeds from rental loss insurance), or if no managing agent is retained, an amount in lieu thereof not in excess of such amount; complying with any Laws and insurance requirements; an annual audit of Landlord’s books and records relating to the Project and the preparation of Landlord’s annual financial statements (but not its tax returns); Cafeteria Charges (which will be abated for the first Lease Year); and snowplowing and landscaping. Operating Costs do not include: Taxes or the exclusions therefrom; depreciation; Landlord’s loan fees, points, debt service or ground lease payments or costs incurred in negotiating any of the underlying documents in connection therewith; brokerage commissions, advertising or other marketing expenses; payments to affiliates of Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction; tenant allowances, inducements or workletter costs or any other costs incurred for the construction of new leasable area in the Project, the construction of structured parking facilities, or the construction or installation of tenant improvements, or for improving, decorating, painting or redecorating vacant space held for lease to tenants; costs of negotiating or enforcing leases; free rent, rent abatements or similar inducements offered by Landlord to obtain tenants; expenses for repairs or maintenance to the extent reimbursed by warranties, guaranties, service contracts or insurance proceeds; costs for the replacement (as opposed to maintenance and repair) of basic structural members in the Building; costs to defend Landlord’s title to or interest in the Project; costs to influence prospective legislation; janitorial services provided for a tenant’s leased premises (as opposed to janitorial services for the Common Area); and costs directly paid or specifically reimbursed by tenants in the Project (other than by an allocation of Operating Costs), such as separately metered electricity payable directly by a tenant to the utility company. If and to the extent that a cost otherwise permitted as an Operating Cost is not incurred solely for the Project, it will be reasonably pro rated by Landlord.

7.2 Payment of Operating Costs. Subject to Article 8: starting as of the Rent Commencement Date, Tenant will pay its Tenant’s Percentage of Operating Costs directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time.

7.3 Determining Operating Costs. Notwithstanding anything to the contrary, in determining Operating Costs for any calendar year, Lease Year or other relevant year, if during that period less than all of the area held for lease by Landlord in the Project is leased and occupied by tenants, then the Operating Costs for that period that vary with occupancy will be deemed to be equal to those that Landlord would have incurred if the Project had been fully leased and occupied for that period, as reasonably determined by Landlord. Landlord will not, by operation of this clause, collect more than its actual Operating Costs for that period.

7.4 Audit Right. At least by April 15th after the end of each calendar year during the term, Landlord will deliver to Tenant a reconciliation of the actual Operating Costs incurred for that calendar year (if Tenant does not receive such a reconciliation by that date then it will notify Landlord in writing, and Landlord will deliver such a reconciliation with twenty (20) days thereafter). Tenant will have the right at its sole cost to audit, with an independent certified public accountant, once during each twelve (12)-month period during the term, the Operating Costs charged to Tenant for the prior calendar year, provided that Tenant delivers written notice to Landlord within six (6) months after receipt of the annual statement of Operating Costs for that calendar year, and has paid the amount of that statement and is not in default. The auditors must be compensated on an hourly basis for time spent and not pursuant to a “contingent fee” arrangement of any type. This audit will take place at the Project during Landlord’s normal business hours on at least fourteen (14) days’ prior written notice, in a manner that will not unreasonably disrupt Landlord’s business operations, and for a period not to exceed fourteen (14) business days. Landlord will not be required to provide analyses or comparisons for Tenant, but will on request cooperate with the auditors by providing, to the extent in Landlord’s possession, line item breakdowns of the Operating Costs disputed by Tenant in its notice to Landlord and the invoices therefor, and permitting Tenant’s auditors to copy such items at their sole cost. Tenant agrees to keep strictly confidential the results of its audits and any information obtained in connection therewith, as well as any claims, negotiations, proceedings or settlements with Landlord, and will cause its auditors and other Affiliates to comply with these confidentiality requirements. As a condition to conducting an audit or any other review, Landlord may require Tenant and its auditors and other Affiliates to sign and deliver confidentiality agreements for this purpose. If an error has been made in the billing of Operating Costs, whether in favor of Landlord or Tenant, the sole right and remedy of the parties will be to adjust the amount of the discrepancy in cash within thirty (30) days (and if Landlord owes amounts to Tenant Landlord may, at its option, credit those amounts against the rent next due from Tenant, to the extent that rent is due). Notwithstanding anything to the contrary, in addition to the reimbursement described in the preceding sentence, in the event that Tenant’s audit reveals that Operating Costs charged by Landlord to Tenant for the calendar year exceeded the actual Operating Costs that should have been charged to Tenant for that calendar year by ten percent (10%) or more, and if in fact Tenant’s audit is accurate, Landlord shall reimburse Tenant for the costs of the audit, not to exceed Four Thousand Dollars ($4,000). If Tenant chooses not to request such an audit within the six (6)-month period described above, the annual statement and the amounts required to be paid thereunder will be considered final and binding on Tenant in all respects, except for intentional fraud by Landlord.

8.	MONTHLY PAYMENT OF TAXES AND OPERATING COSTS.

At any time and from time to time, and subject to later change, Landlord may elect to have Tenant pay Tenant’s share of Taxes and Operating Costs (or either of them) in equal monthly installments in advance on the first of each month, based on amounts reasonably estimated by Landlord (as revised from time to time). If these estimated monthly payments are required, after the end of each tax fiscal year, Lease Year or other relevant periods selected by Landlord, Landlord will deliver to Tenant a statement of the actual amounts due for the period. Any additional amounts due from Tenant will be payable as additional rent within thirty (30) days after receipt of Landlord’s statement, and any overpayment by Tenant will be refunded by Landlord or, at Tenant’s option, deducted from the next monthly installments of rent due from Tenant. At any time or from time to time, Landlord may deliver a bill to Tenant for Tenant’s share of Taxes and/or Operating Costs (or specified portions thereof) that have been billed to Landlord for a particular period, and Tenant will pay the amount due to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bill. Tenant will receive a credit for any estimated monthly payments or other payments for such charges already paid by Tenant for the period covered by that bill.

9.	INSURANCE.

9.1 Tenant’s Insurance; Waiver of Subrogation.

(a) Starting before the date (the “Insurance Date”) that Tenant or its contractors or other Affiliates first enter the Project to perform any work, and continuing until the end of the term, Tenant will maintain at its cost:

(i) Commercial general liability insurance (ISO Form CG 00 01 07 98, or an equivalent occurrence basis policy form satisfactory to Landlord), with contractual liability, cross-liability and fire legal liability endorsements, protecting against claims and liabilities for personal, bodily and other injuries, death and property loss or damage including, without limitation, broad form property damage insurance, automobile and personal injury coverage. This insurance also will insure Tenant’s indemnities. The amount of this insurance will not be less than Five Million Dollars ($5,000,000) combined single limit for each occurrence. If this policy includes a “general aggregate” limit, the limit will be at least twice the combined single limit per occurrence and will apply on a “per location” basis.

(ii) “All risk” casualty insurance, covering all of Tenant’s Work, Tenant’s Property and all Alterations made by or for the benefit of Tenant that are not fixtures belonging to Landlord. This insurance will be for full replacement value.

(iii) Loss of income and business interruption insurance in an amount that will reimburse Tenant for direct and indirect loss of six (6) months of earnings and other costs attributable to all perils commonly insured against by prudent Tenants in the greater Boston area or attributable to prevention of access to the Premises or to the Building as a result of such perils.

(iv) Employer’s liability insurance of not less than One Million Dollars ($1,000,000), and worker’s compensation insurance in statutory limits.

(v) If not already provided under one of Tenant’s policies mentioned above, Builder’s Risk insurance (completed value form) for work required of or permitted to be made by Tenant. The amount of this insurance will be reasonably satisfactory to Landlord and must be obtained before any work is begun.

(b) The initial amounts of commercial general liability insurance and employer’s liability insurance described above will be subject to reasonable periodic increase and endorsement (but not more often than annually) based on inflation, increased liability awards and other relevant factors, as reasonably determined by Landlord.

(c) All policies of insurance carried by Tenant must: name Landlord and its designees as additional insureds pursuant to ISO Form 2026 or its equivalent acceptable to Landlord, without modification; contain a waiver by the insurer of any right to subrogation against Landlord and its Affiliates; be written on an “occurrence” basis; be from insurers in good standing and licensed to do business in Massachusetts with a Best’s Key Rating of at least A X; contain deductibles not in excess of $5,000 (and all deductibles will be paid and assumed by Tenant); be endorsed to be primary to all insurance of Landlord and its Affiliates, which will be excess and non-contributing; and state that the insurers will not cancel, fail to renew or modify the coverage without first giving Landlord and any other additional insureds at least thirty (30) days’ prior written notice. Tenant may provide this insurance pursuant to “blanket” policies, provided that the coverage required hereunder is not reduced in any manner.

(d) Tenant will supply copies of each paid-up policy or a certificate from the insurer certifying that the policy has been issued and showing coverages and limits that comply with all of the terms of this Article. The policies or certificates will be delivered to Landlord prior to the Insurance Date and renewals provided not less than thirty (30) days before the expiration of the coverage. Landlord always may inspect and copy any of the policies. Tenant waives subrogation and any right to claim or recover against Landlord or its Affiliates for Liabilities in connection with any damage, loss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Tenant.

(e) Tenant and its Affiliates will not undertake, fail to undertake or permit any acts or omissions which will in any way increase the cost of, violate, void or make voidable all or any portion of any insurance policies maintained by Landlord, unless Landlord gives its specific written consent and Tenant pays all increased costs directly to Landlord on demand.

9.2 Landlord’s Insurance; Waiver of Subrogation. To the extent reasonably commercially available, Landlord will maintain casualty insurance of at least 95% of the full replacement cost of the Building (and Landlord may exclude foundations, footings, below-grade space, any historic items or structures and improvements covered by the insurance of other tenants), commercial general public liability insurance (Broad Form or the functional equivalent) of at least Ten Million Dollars ($10,000,000), and other insurance policies (including, without limitation, rental loss insurance policies covering at least six (6) months of rent), all in such amounts (except as may be specified above), with deductibles (not materially in excess of commercially reasonable amounts) and providing protection against such perils as Landlord determines to be necessary in its sole discretion. All losses on all policies maintained pursuant to this Article will be settled in Landlord’s name (or as otherwise designated by Landlord) and proceeds will belong and be paid to or at the direction of Landlord. Landlord hereby waives subrogation and any right to claim or recover against Tenant or its Affiliates for Liabilities in connection with any damage, loss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Landlord. Landlord makes no representations or warranties as to the adequacy of any insurance to protect Landlord’s or Tenant’s interests.

10.	UTILITIES.

Tenant will pay when due to the furnishing parties all fees and costs for utility services furnished to the Premises, including, without limitation, telephone, electricity (including, without limitation, electricity for any heat pump(s) or other portion of the HVAC Systems and Equipment dedicated solely to the Premises), sewer, water and gas (if furnished). If not already present or installed by the utility provider, Landlord, at its cost, will install meters, submeters, intellimeters or the equivalent (collectively, “Submeters”) to measure the electricity consumed at the Premises (although Landlord will not be required to do so for HVAC units that serve both the Premises and other areas of the Project nor for Systems or Equipment installed by Tenant nor for Tenant’s use of emergency power or power from backup generators or UPS systems). If a utility or service is not separately metered, submetered, intellimetered or the equivalent and is not payable directly to the utility provider, Tenant will pay its share (as reasonably determined by Landlord) of such costs directly to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bills from time to time. Landlord is not responsible for any Liabilities incurred by Tenant or Tenant’s Affiliates nor may Tenant abate rent, terminate this Lease or pursue any other right or remedy against Landlord or Landlord’s Affiliates as a result of any malfunction, failure to restore, interruption or suspension of any utilities, services or associated Systems and Equipment, except as set forth in the next sentence. If there is an interruption in utility service directly caused by Landlord’s negligence or willful misconduct that is not otherwise addressed by the terms of Article 16 and that renders the Premises untenantable for more than two (2) consecutive business days, then the terms of Sections 16.2 and 16.3 will apply as if the interruption were a casualty, and rent will abate in accordance with Section 16.3 until service is restored. Landlord specifically retains (and if necessary Tenant hereby grants to Landlord) the sole and exclusive right to determine the electricity and other utility provider(s) for the Premises and the rest of the Project. Subject to the foregoing, force majeure, and the performance of repairs and maintenance, Tenant will have the right to access the HVAC Systems and Equipment 24 hours per day, seven days per week during the Lease term.

11.	USE OF PREMISES.

Tenant will:

(a) Operate its business in a manner customary to and compatible with first class office and research and development buildings and not permit any objectionable or unreasonable noises, vibrations, odors or fumes in or to emanate from the Premises, nor commit or permit any waste, improper, immoral or offensive use of the Premises, any public or private nuisance or anything that disturbs the quiet enjoyment of the other tenants, licensees, occupants or customers of the Project, and use and occupy the Premises throughout the term and only for the purposes described in Section 1.1(i), but for no other purpose. All deliveries and pickups must be conducted at times and in the manner reasonably prescribed by Landlord, and only in those loading docks or areas reasonably specified by Landlord. All trash and waste products must be stored, discharged, processed and removed in the manner reasonably prescribed by Landlord and in accordance with applicable Laws, and so as not to be visible to other tenants or create any health or fire hazard.

(b) Install only window coverings and treatments approved by Landlord (building standard window coverings are hereby approved) and, once installed, keep them sufficiently closed to shield from outside view any rooms, machinery or other equipment that Landlord reasonably determines is unsightly or inconsistent with that portion of the Project. Tenant will vent and drain only in a manner mutually agreed on by Tenant and Landlord.

(c) Not: permit any coin or token operated vending, video, pinball, gaming or other mechanical devices on the Premises, except for telephones and vending machines solely for use by Tenant’s employees; sell lottery or raffle tickets; operate a restaurant; engage in the business of banking or selling or purchasing securities; permit diplomatic, governmental or quasi-governmental agencies to occupy the Premises; use the Premises for retail or wholesale sales purposes, or as doctors’ offices (other than for the training of doctors or medical personnel), or as living or sleeping quarters; store, sell or distribute obscene, graphic, sexually-explicit, lewd or pornographic materials (as reasonably determined in Landlord’s judgment) or engage in related businesses in or from the Premises; or conduct any auction, or any distress, fire, bankruptcy or going out of business sale; or engage in retail sales. Notwithstanding the foregoing, Tenant may use a portion of the Premises as a show room for the Devices.

(d) Comply with: Laws and insurance requirements affecting the Premises, the Project or any use and occupancy thereof (including, without limitation, making required improvements to the Premises, but not any modifications or improvements to the base-building life-safety system or the Building structure unless required because of Tenant’s specific use or manner of use of the Premises); and Landlord’s rules and regulations and reasonable changes thereto that do not materially adversely affect Tenant’s access to or use of the Premises in accordance with this Lease. Tenant will, at its expense, obtain and maintain all licenses, permits and approvals necessary to conduct its business in accordance with applicable Laws (and will conduct its business in accordance with applicable Laws as described herein and above), but none of those licenses, permits, approvals or variances will be binding on or in any way affect or restrict Landlord, any other tenants in the Project or the Project itself.

(e) If it wishes, at its expense: install signs or lettering on the entry doors to the Premises identifying its tenancy in the manner customary to first-class office buildings and on a monument provided by Landlord outside the Building. Tenant will conform to standards established by Landlord from time to time for these signs or lettering and submit for Landlord’s prior approval a plan or sketch of Tenant’s proposed sign or lettering together with a list of materials and specifications and the proposed manner of attachment. Landlord will place Tenant’s name (along with the names of other tenants) on a Building directory sign at no cost to Tenant, and all other signs, lettering, awnings, canopies or other decorations require Landlord’s prior written approval.

(f) Not use any advertising or other media or other device which can be heard or experienced outside the Premises (except as permitted in subparagraph (e) above), including without limitation, lights or audio or visual devices. Tenant will not distribute handbills or advertising, promotional or other materials anywhere in the Project or solicit business in the Project other than within its own Premises.

(g) Have the right during the Lease term to use the furniture and equipment described in Exhibit “G” hereto. This furniture and equipment, and all replacements or modifications thereof, collectively are called “Landlord’s Furniture.” Landlord’s Furniture is and will remain Landlord’s property, and not Tenant’s Property, and except as set forth below Tenant will not attempt to sell or Transfer Landlord’s Furniture or any interest therein, or remove or damage or allow anyone else to remove or damage any of Landlord’s Furniture. Tenant will at its cost repair any damage to Landlord’s Furniture caused by Tenant or its Affiliates (but not damage existing as of the beginning of the Lease term or damage arising from normal wear and tear) and at the end of the term will surrender all of Landlord’s Furniture in the same condition as received, ordinary wear and tear and casualty damage excepted. Tenant accepts Landlord’s Furniture “as is” in all respects, and agrees that neither Landlord nor its Affiliates have made, nor is Tenant relying on, any representations or warranties of any type, express or implied, in connection with Landlord’s Furniture (including, without limitation, any representations or warranties about its safety, condition, or utility). Notwithstanding the foregoing, if Tenant wishes to replace items of Landlord’s Furniture during the term, or if there is excess Landlord’s Furniture during the term that Tenant does not wish to use, Tenant will notify Landlord in writing and specify those items, and if Landlord does not remove those items within thirty (30) days after receiving Tenant’s notice, Tenant may dispose of those items at its cost or sell any or all of those items and retain the proceeds.

12.	MAINTENANCE AND REPAIRS.

12.1 Landlord’s Obligations. Landlord will provide snowplowing, landscaping, and cause to be repaired and maintained the exterior and interior Common Area of the Project, the elevators, the roof, floor and load-bearing and exterior walls and glass of the Building (but not the interior surfaces, and Tenant will be responsible if it breaks the glass), the floor slab, the foundation, the steel frame of the Building, gutters, and downspouts, the common base-building life-safety system, the common base-building HVAC Systems and Equipment (not including any dedicated heat pump(s) or other portions of the HVAC Systems and Equipment dedicated solely to the Premises), the common base-building electrical Systems and Equipment up to but not beyond the bus duct tap, and the common base-building plumbing Systems and Equipment up to and including, but not beyond, the main vertical risers, and the sanitary sewer and water lines outside of the footprint of the Premises, but specifically excluding any supplemental or additional electrical, plumbing or other Systems and Equipment that are above base-building standard or involve special Tenant requirements or equipment, all of which will be Tenant’s responsibility to repair and maintain (e.g., computer-room electrical or HVAC systems, audio/visual, computer, data or telecommunications systems, special security systems, interior bathrooms, kitchens and kitchen appliances, etc.). However, Tenant will be responsible for all repairs and maintenance resulting from Tenant’s Alterations or the negligent or intentional acts or omissions of Tenant or its Affiliates. Landlord will make its repairs in a good and workmanlike manner and in compliance with applicable Laws, and within a reasonable time following Tenant’s notification that the repairs are required, and Landlord will attempt in good faith not to disturb the conduct of Tenant’s business more than is reasonably necessary under the circumstances. Landlord’s obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.

12.2 Tenant’s Obligations. Except for Landlord’s obligations in Section 12.1, Tenant will clean, maintain and repair the Premises and the Systems and Equipment dedicated solely to the Premises, and keep the Premises in good order and condition, including, without limitation, Tenant’s Property, all doors, window treatments, wall coverings, floor coverings, non-structural portions of the ceiling, floor and walls, and Tenant’s Alterations (unless otherwise requested by Landlord). Tenant also will be responsible for repairing and maintaining: any heat pump(s) and any other portion of the HVAC Systems and Equipment that are dedicated solely to the Premises. Tenant will maintain a maintenance contract with one or more licensed contractors reasonably approved by Landlord to provide for the periodic maintenance and repair of these items. At Landlord’s written election, and on at least fifteen (15) days’ prior notice (although Landlord will not be required to give any prior notice if it believes in good faith that there is an emergency), if Tenant fails to perform periodic maintenance as required, in addition to any other rights and remedies, on prior written notice to Tenant Landlord may engage the contractor(s) and bill and collect from Tenant the reasonable cost thereof. Tenant will make its repairs in a good and workmanlike manner and in compliance with applicable Laws. Tenant’s obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.

13.	ALTERATIONS.

13.1 Landlord’s Consent. “Alterations” means Tenant’s alterations, additions, improvements, remodeling, repainting, decorations or other changes. Tenant may make nonstructural Alterations to the interior of the Premises without Landlord’s consent as long as the Alterations otherwise comply with the terms of this Lease and do not: affect the windows, the exterior of the Building, or any portion of the Building or the rest of the Project outside of the Premises; affect the strength, structural integrity or load-bearing capacity of any portion of the Building; adversely affect the Systems and Equipment to the extent that they are outside the Premises, or serve portions of the Project outside of the Premises, or materially increase Tenant’s usage; require Landlord or any other tenant of the Project to pay for or perform any work or cause them to be in violation of any applicable Laws as a result thereof; or, in Landlord’s reasonable judgment, cost more than a total of Five Dollars ($5.00) per square foot of Rentable Area in the Premises in any Lease Year when combined with the cost of other Alterations made in that Lease Year (this monetary limitation will not apply with respect to the initial Alterations contemplated by Tenant for its occupancy of the Premises). All other Alterations require Landlord’s prior written consent, but if Alterations proposed by Tenant otherwise comply with this Section 13 and the rest of this Lease but do not comply with the monetary limitation above, Landlord will not unreasonably withhold or delay its written consent. Whether or not Landlord’s consent is required, Alterations are subject to the rest of this Article.

13.2 Notice. Tenant will notify Landlord not less than fifteen (15) days before beginning any Alterations. Together with Tenant’s notice, Tenant will give Landlord copies of the necessary permits and approvals and, if Landlord deems it necessary, plans and specifications for the Alterations (but not for minor, non-structural Alterations such as wall coverings, wall hangings, built-in cabinetry, movable partitions and painting). Landlord’s review or approval of Tenant’s plans and specifications is solely for Landlord’s benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, or a waiver of any of Tenant’s obligations. Except for items of Tenant’s Property, all Alterations will be deemed Landlord’s property and part of the realty, and will be surrendered with the Premises at the end of this Lease, unless otherwise requested by Landlord within thirty (30) days after receiving Tenant’s written notice of the Alteration. However, except as set forth in Article 3, if Landlord specifically agrees in writing at the time Landlord consents to an Alteration, Tenant will not be obligated to remove that Alteration at the end of this Lease.

13.3 Compliance with Laws. Alterations will comply in all respects with this Lease and applicable Laws and insurance requirements. Alterations will be done in a manner customary to first-class office and research and development buildings and equivalent to the fit, finish and specifications of the rest of the Building, using first quality materials, and so as not to materially interfere in any way with Landlord or any other tenant in the Project, cause labor disputes, disharmony or delay, or impose any Liabilities on Landlord. Alterations will be performed only by experienced, licensed and bonded contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld or delayed. Tenant will cause its contractors and subcontractors to carry commercial general liability insurance with the same attributes and subject to the same requirements as those set forth in Section 9.1(a)(i), in the amount of at least One Million Dollars ($1,000,000) combined single limit for each occurrence (subject to reasonable increase during the term at Landlord’s request), naming Landlord and its designees as additional insureds, employer’s liability insurance of at least $1,000,000, and workmen’s compensation insurance in statutory limits.

13.4 Liens. Tenant will pay when due all claims for labor, materials and services claimed to be furnished for Tenant or Tenant’s Affiliates or for their benefit. Tenant will keep the Premises (and the fixtures therein), the Project, (and title thereto) and the rest of Landlord’s personal property and fixtures (and title thereto) free from all claims, liens, security interests and encumbrances resulting from Tenant’s acts, omissions, agreements, and all claims for labor, materials or services claimed to have been furnished for Tenant or Tenant’s Affiliates or for their benefit (“Liens”). Tenant will indemnify Landlord for, and hold Landlord harmless from, all Liens, the removal of all Liens and any related actions or proceedings, and all Liabilities incurred by Landlord in connection therewith. NOTICE IS HEREBY GIVEN TO ALL PERSONS FURNISHING LABOR OR MATERIALS TO TENANT THAT NO MECHANICS’, MATERIALMEN’S OR OTHER LIENS SOUGHT ON THE PREMISES WILL IN ANY MANNER AFFECT LANDLORD’S RIGHT, TITLE OR INTEREST.

13.5 Labor Harmony. Tenant will not, directly or indirectly, employ or permit the employment of any contractor, shipper, mechanic or laborer or permit any items or materials to be brought into the Premises or the rest of the Project, if it would create any work slow down, sabotage, strike, wild-cat strike, picketing or jurisdictional dispute, or would in any way disturb the peaceful and harmonious operation, management, maintenance, cleaning, security or improvement of the Project or Minuteman Park or any part thereof (in any case, a “Labor/Disturbance Incident”). Tenant will be solely responsible for all Liabilities resulting from any such Labor/Disturbance Incident, and, without limiting any other rights and remedies of Landlord, upon demand of Landlord Tenant at its cost immediately will cause all contractors, shippers, mechanics, laborers, items or materials that are the subject or cause of such Labor/Disturbance Incident to be removed from the Project.

14.	INDEMNITY; SATISFACTION OF REMEDIES.

14.1 Indemnification. In addition to any other indemnities in this Lease, Tenant will indemnify Landlord for and hold Landlord harmless from Liabilities arising from or in connection with: acts or omissions of Tenant or its Affiliates, or the conduct of Tenant’s business, or injuries, death or damage occurring in or on the Premises; Tenant’s breach of or default under this Lease; claims made by Tenant’s Affiliates against Landlord if Tenant has waived those claims in this Lease or Landlord would not be responsible to Tenant for such claims if such claims were made by Tenant in accordance with this Lease; and claims by Tenant’s Affiliates or other persons if Landlord declines to consent to any act, event or document requiring Landlord’s consent under this Lease (although, subject to the terms of this Lease, this will not prevent Tenant from making its own claim solely for its own benefit and on its own behalf if Landlord declines to consent where Landlord is required to consent under the terms of this Lease). Notwithstanding the foregoing, Tenant will not be required to indemnify Landlord for Liabilities to the extent that they arise from the negligence or willful misconduct of Landlord in breach of this Lease (and Tenant will bear the burden of proof as to the cause of such Liabilities).

14.2 Damage to Persons or Property. Subject to the rest of this Section and the rest of this Lease, Landlord will be liable for damages if and to the extent directly caused by its own negligence or willful misconduct in breach of this Lease, but Landlord will not be liable for any special, indirect, consequential, punitive or similar damages (including, without limitation, any loss of use or revenue by Tenant or any other person) under any circumstances, or for any Liabilities arising from or in connection with: acts or omissions of Tenant, any other tenants of the Project, any third parties, or their Affiliates, including, without limitation, burglary, vandalism, theft, or other criminal or illegal activity; war, terrorism, riot, force majeure, civil disturbance or executive or governmental or quasi-governmental order or directive; explosion, fire, steam, electricity, gas, mud, snow, hail, ice, water, rain, seepage, leakage, condensation, flood, wind, lightning, or otherwise by reason of the elements; pollution, contamination, mold, hazardous substances, motor vehicles or any casualties; breakage, cracking, leakage, malfunction, obstruction or other defects in Systems and Equipment or the roof, walls, floors, surfaces or structure, or of any services or utilities; any work, demolition, maintenance or repairs permitted under this Lease; any exercise of Landlord’s rights under any Laws or under this Lease, including any entry by

Landlord or its Affiliates on the Premises in accordance with this Lease; or any of the matters described in Section 24.5. Tenant and Tenant’s Affiliates assume the risk of all of these Liabilities and waive all claims against Landlord in connection therewith. Tenant also waives any Laws or rights that would permit Tenant to terminate this Lease (except as and if specifically set forth in this Lease), perform repairs or maintenance in lieu of Landlord (or on Landlord’s behalf), or offset or withhold any amounts due because of damage to or destruction of the Premises, any repairs or maintenance, or for any other reason (abatements of rent if and to the extent specifically permitted under this Lease will not be deemed to be an offset or withholding by Tenant). The foregoing is not meant to alter Landlord’s obligations to repair, maintain or rebuild to the extent Landlord is otherwise specifically required to do so by the other terms of this Lease. Tenant promptly will notify Landlord of any damage or injury to persons or property and any events which could be anticipated to give rise to any of the foregoing Liabilities. Notwithstanding anything to the contrary in this Lease or elsewhere, Landlord and its Affiliates will have no Liabilities of any type with respect to Tenant’s Property and any other property owned by Tenant or its Affiliates, and all of such Liabilities are hereby waived by Tenant. These exculpations of Landlord and all of Tenant’s waivers in this Lease will apply to all of Tenant’s Affiliates to the greatest extent possible. If and to the extent that these exculpations and waivers do not apply directly to Tenant’s Affiliates because they have not signed this Lease, Tenant will indemnify Landlord for and hold Landlord free and harmless from all Liabilities incurred by Landlord to or in connection with Tenant’s Affiliates as if they had signed this Lease and freely agreed to such waivers, subject to the last sentence of Section 14.1.

14.3 Satisfaction of Remedies. Notwithstanding anything in this Lease or elsewhere to the contrary: Tenant and its Affiliates will look solely to Landlord’s interest in the Project (including its interest in any insurance proceeds payable with respect to the Project) to satisfy any claims, rights or remedies, and Landlord and its partners and their respective Affiliates (including any property managers), at every level of ownership and interest, have no personal or individual liability of any type, whether for breach of this Lease or their negligence or otherwise (and such Liabilities are hereby waived by Tenant), their assets will not be subject to lien or levy of any type, nor will they be named individually in any suits, actions or proceedings of any type.

15.	COMMON AREA AND PARKING.

15.1 Common Area. “Common Area” means all areas and improvements within the Project, as it now exists or as it exists in the future, not held or designated for the exclusive use or occupancy of Landlord, Tenant, or other tenants, including, without limitation, a freight or freight/passenger elevator. Tenant may use the Common Area on a nonexclusive basis during this Lease, including, without limitation, a freight or freight/passenger elevator and Landlord agrees that it shall take all steps necessary to add the existing freight/passenger elevator that is exclusive to a tenant other than Tenant to the Common Area and to provide Tenant with non-exclusive use thereof. Subject to the foregoing, Landlord reserves all rights in connection with the Common Area and the rest of the Project, including, without limitation, the right to change, relocate, add to, improve or demolish portions of the land and/or improvements and the layout thereof and promulgate rules and regulations with respect thereto, limit the use of any portion of the Common Area by Tenant or its Affiliates, and place certain portions of the Common Area off limits to Tenant and its Affiliates, including, without limitation, janitorial, maintenance, equipment and storage areas, and entrances, loading docks, corridors, elevators and parking areas (specifically subject to Section 15.2 and the last sentence of this Section 15.1). Landlord reserves the space above hung ceilings, below the floor and within the walls of the Premises, and the right to install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Premises or other parts of the Building or the Project, and in such cases Landlord will use commercially reasonable efforts avoid disturbing or interfering with the conduct of Tenant’s business more than is reasonably necessary under the circumstances. Except during emergencies or by reason of force majeure or necessary maintenance, repair or construction, Landlord’s exercise of the rights in this Article will not ever prevent Tenant from having access to or the use of the Premises or a loading dock or the base building HVAC provided by Landlord, all or which are granted 24 hours per day, seven days per week, but such exercise will not under any circumstances require Landlord to compensate Tenant in any way, result in any Liabilities to Landlord, entitle Tenant to abate rent, or reduce Tenant’s Lease obligations.

15.2 Parking.

(a) During the term, Tenant may park one hundred eight (108) of its passenger vehicles in assigned spaces or on a non-exclusive basis or a combination thereof, as determined by Landlord, in the areas designated by Landlord from time to time for Tenant’s parking (see Exhibit “A”). Tenant will not park in spaces assigned to other tenants or reserved for visitor parking. If Tenant does not use all of its parking spaces, Landlord may allow others to use those spaces at no charge, subject to Tenant’s right to promptly reclaim those spaces as and when legitimately needed for Tenant’s parking. Unless Landlord provides additional spaces (through restriping or otherwise), Landlord will not agree to provide parking spaces in the Project to Tenant and the other tenants in the Building aggregating in excess of the aggregate parking spaces available in the Project.

(b) Tenant understands and agrees that Landlord will not be responsible for, and will not incur any Liabilities to Tenant or its Affiliates with respect to, and Tenant waives all claims against Landlord and its Affiliates in connection with and assumes the risk of, any acts or omissions occurring within the parking areas or any entrances and exits thereto or therefrom, including, without limitation, any injuries, death, or loss or damage to cars or other property, and Tenant will not name Landlord or its Affiliates, or bring any actions of any kind against them, in connection therewith or as a result thereof.

(c) Tenant may not sublease, assign or otherwise Transfer any parking rights except to a permitted assignee or sublessee as part of such permitted assignment or sublease. In addition to Landlord’s rights as set forth in Section 15.1, Landlord may: reasonably limit access to portions of the parking areas; change signs, lanes and the direction of traffic within the parking areas; change, eliminate or add parking spaces or areas devoted to parking; designate the area (or space) within which each authorized automobile may be parked and change any such designation from time to time; establish alternative means of identifying and controlling authorized parking; promulgate rules and regulations; construct additional and/or structured parking; and take any other actions deemed necessary by Landlord, provided that Tenant’s authorized parking spaces will not be reduced nor will Tenant be charged for parking over and above its share of Taxes and Operating Costs related thereto (although if Landlord ever builds structured parking it may condition the use of that facility on the payment of additional parking charges from Tenant and/or any other tenants, but if Tenant refuses to pay the additional charges it will not be required to park in that facility unless Landlord waives those additional charges).

16.	DAMAGE OR DESTRUCTION.

16.1 Repairs. Subject to the rest of this Article and the rest of this Lease, Landlord will repair damage to the Premises and the Project caused by casualties insured against under the casualty policies that Landlord is required to maintain hereunder. However, Landlord is not obligated to repair damage for which Landlord has no liability under other provisions of this Lease (e.g., Tenant’s Property) or for improvements installed by or for the benefit of any other tenants. Except as may otherwise be required by then-applicable Laws, Landlord will attempt to restore the damaged portions to their prior condition, but Landlord is not required to undertake repairs unless insurance proceeds are available, spend more than the net insurance proceeds it actually receives and is permitted to retain (or would have received and been permitted to retain if Landlord had maintained the insurance policies it is required to maintain under Section 9.2) for any repair or replacement, or repair or replace any damage to Tenant’s Work, Tenant’s Property or fixtures or any Alterations. Landlord will begin repairs within a reasonable time after receiving notice of the damage, required building permits or licenses and the insurance proceeds payable on account of the damage.

16.2 Election to Terminate.

(a) Landlord has the option either to repair the casualty damage, or terminate this Lease by delivering written notice within seventy-five (75) days after the damage occurs, if: the damage occurs during the last year of the term; or Tenant is in default; or the repairs would take more than one hundred eighty (180) days to complete or cost more than the insurance proceeds allocable to such repairs that Landlord reasonably determines it will receive; or the casualty damages more than thirty-five percent (25%) of the leasable space in the rest of the Building; or the Common Area of the Building; or the parking area.

(b) Tenant also has the option to terminate this Lease by delivering written notice to Landlord if: the casualty damages the Premises or access thereto and thus renders the Premises untenantable, Landlord is required or elects to repair and the repairs that Landlord is required to make are not substantially completed within ten (10) months after the damage occurs (subject to extension of this period for up to an additional two [2] months for delays caused by force majeure); the damage was not caused by the acts or omissions of Tenant or its Affiliates and Tenant is not in default; and Tenant delivers its written termination notice to Landlord within thirty (30) days after the end of Landlord’s repair period and Landlord fails to substantially complete within thirty (30) days after receiving this notice. Under these circumstances, this Lease will terminate at the end of this latter thirty (30)-day period.

16.3 Abatement of Rent. Subject to Section 16.2, if the Premises or access thereto are damaged by casualty so as to render the Premises materially unusable for Tenant’s permitted use for more than two (2) consecutive business days, base rent and Tenant’s share of Taxes and Operating Costs will abate until Landlord has substantially completed the repairs it is required to perform and given Tenant access to the Premises, or Tenant reoccupies part of the Premises, or the Premises otherwise are rendered tenantable, whichever is earliest. If Tenant continues to occupy or reoccupies the Premises before substantial completion of these repairs but cannot occupy substantially all of the Premises because of these ongoing repairs, base rent and Tenant’s share of Taxes and Operating Costs will abate in proportion to the degree to which Tenant’s use of the Premises is impaired, as reasonably determined by Landlord. This rent abatement will not exceed the annual base rent that otherwise would have been payable by Tenant for the Lease Year in which damage occurs. The abatement of base rent and Tenant’s share of Taxes and Operating Costs described above, and Tenant’s rights under Section 16.2(b), are Tenant’s sole rights, remedies and compensation in connection with any damage, destruction or repairs.

17.	CONDEMNATION.

If all or substantially all of the Premises are condemned, taken or appropriated by any public or quasi-public authority under the power of eminent domain, police power or otherwise, or if there is a sale in lieu thereof (“Condemned”), this Lease will terminate when title or possession is taken by the condemning authority or its designee. If:

(a) More than twenty five percent (25%) of the usable area of the Premises is Condemned, or if a portion of the Premises is Condemned so that the Premises are thereby rendered materially unusable for Tenant’s use, either Landlord or Tenant may terminate this Lease when title or possession is taken by the condemning authority or its designee by delivering written notice to the other within fifteen (15) days thereafter. Landlord also may terminate this Lease if more than twenty five percent (25%) of any of the following are Condemned: the leasable area of the rest of the Building; the leasable area of the Project (other than the Building); or the Common Area of the Building; or the parking area.

(b) Part of the Premises is Condemned and this Lease is not terminated, Landlord will attempt to make the necessary repairs so that, to the extent reasonably possible, the remaining part of the Premises will be a complete architectural unit. Otherwise, Landlord’s restoration will be conducted as described in Section 16.1, except that Landlord will not be required to begin repairs until a reasonable time after it receives any necessary building permits and substantially all of the proceeds of any awards granted for the Condemnation. After the date title or possession is taken by the condemning authority or its designees, base rent and Tenant’s share of Taxes and Operating Costs will be reduced in proportion to the area of the Premises Condemned.

All proceeds, income, rent, awards and interest in connection with any Condemnation will belong to Landlord, whether awarded as compensation for diminution of value to the leasehold improvements, or the unexpired portion of this Lease, or otherwise. Tenant waives all claims against Landlord and the condemning authority with respect thereto, although if this Lease is terminated as a result of a condemnation Tenant may assert a separate claim in a separate proceeding against the condemning authority for costs of relocation, provided that such claim and any award therefor will not reduce or otherwise affect Landlord’s award in any way.

18.	ASSIGNMENT AND SUBLETTING.

18.1 Landlord’s Consent Required. Subject to Section 18.3, Tenant will not, and does not have the right or power to, voluntarily, involuntarily or by operation of any Laws, sell, convey, mortgage, subject to a security interest, license, assign, sublet or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or the Premises, or allow anyone other than Tenant’s employees to occupy the Premises (singularly or collectively, “Transfer”), without, first obtaining Landlord’s prior written consent in each case (except where consent is not required as specifically set forth in Section 18.5(c)) and complying with this Article and any attempt to do so without this consent and compliance will be null and void and a default, unless otherwise specifically elected by Landlord in writing.

18.2 Notice. Tenant will notify Landlord in writing at least fifteen (15) business days before any proposed or pending Transfer and will deliver to Landlord such information as Landlord may reasonably request in connection with the proposed or pending Transfer and the proposed Transferee, including, without limitation, a copy of the final executed

Transfer documents (including, if applicable, a sublease that complies with the terms of this Article 18) (except that proposed Transfer documents may be delivered instead if the final executed documents are the same as the proposed documents delivered to Landlord in all material respects in Landlord’s reasonable determination), certified current financial statements and balance sheets, a current Dun & Bradstreet report (if available), banking and accounting references and other relevant financial information for the proposed Transferee, and information as to the type of business and business experience of the proposed Transferee. All of this information must be suitably authenticated.

18.3 Reasonable Consent. Except as otherwise set forth in this Section 18, Landlord will not unreasonably withhold or delay its consent to an assignment or sublease by Tenant (and it will have at least fifteen (15) business days after delivery of the information required in Section 18.2), but Landlord may withhold its consent arbitrarily and in its sole discretion to any hypothecation, assignment for security purposes or other Transfer or to any requested assignment or sublease before Tenant has occupied and begun to conduct business in substantially all of the Premises, has confirmed in writing the correct Rent Commencement Dates and that it has accepted the Premises and Landlord’s Work in all respects, and Tenant has paid its first full month’s rent for the Premises. Tenant agrees that Landlord’s withholding of consent to a proposed sublease or assignment will be deemed reasonable if Tenant is in default or any of the other terms and conditions of this Article have not been complied with, or if any of the following conditions are not satisfied: (a) the Transfer does not violate any terms of this Lease, the subtenant or assignee will use the Premises only for the uses permitted in Section 1.1(i) and otherwise in accordance with this Lease and such use will not increase the risk of possible contamination by hazardous substances in Landlord’s reasonable judgment, and the business and reputation of the subtenant or assignee are consistent with the other tenancies and standards of the Project in Landlord’s reasonable judgment; (b) the subtenant or assignee is as reputable and creditworthy as Tenant and has the independent financial ability to perform the obligations of Tenant under this Lease (if the Transferee is an assignee) or its obligations under its sublease (if the Transferee is a sublessee) without undue financial burden in Landlord’s reasonable judgment, and neither it nor its predecessors in interest is then subject to a bankruptcy or reorganization, or then has a receiver appointed to manage its affairs or in connection with any of its assets, or has been subject to material criminal judgments, sanctions, consent decrees or similar actions by the SEC or other governmental or quasi-governmental authorities; (c) the rent per square foot proposed to be payable by the Transferee is at least 85% of the rent then currently charged by Landlord for comparable space in the Project or under this Lease, whichever is greater; (d) if the Transfer is a sublease it must prohibit the Transferee and Tenant from exercising any right to extend, renew or lease additional space or exercising similar rights under this Lease; (e) Landlord’s Mortgagees consent (if their consent is required); and (f) there will be no more than an aggregate of three (3) subleases of the Premises. These conditions are not exclusive and Landlord may consider other factors reasonably deemed to be relevant in determining if Landlord should grant or reasonably withhold its consent.

18.4 No Release of Tenant. Whether or not Landlord consents, no Transfer will release or alter the liability of Tenant to pay rent and perform all of Tenant’s other obligations under this Lease. The acceptance of rent by Landlord from any person other than Tenant is not a waiver by Landlord. Consent to one Transfer will not be deemed to be consent to any subsequent Transfer. If Tenant or any Transferee defaults under this Lease, Landlord may proceed directly against the Transferee and/or against Tenant without proceeding or exhausting its remedies against the other. After any initial Transfer, Landlord may consent to subsequent Transfers of or amendments to or waivers under this Lease without notifying Tenant or any other person, without obtaining consent thereto, and without relieving Tenant of its Liabilities under this Lease (as it may be modified); provided, however, that if the initial Transfer is a sublease, Tenant will not be liable to the extent of any material increase in its obligations under this Lease by reason of such an amendment or subsequent Transfer unless Tenant consents to the amendment or subsequent Transfer in writing.

18.5 Additional Terms.

(a) This Article is binding on and will apply to every Transferee, at every level. The surrender of this Lease or its termination will not be a merger, but Landlord will have the right to terminate all subleases and the occupancy rights of all Transferees. Tenant will promptly deliver to Landlord copies of all executed Transfer documents, all collateral agreements and all later amendments. Tenant will pay Landlord’s reasonable out-of-pocket attorneys’ fees and other costs in connection with any request for Landlord’s consent to a Transfer. A listing of any name other than Tenant’s name on the doors or walls of the Premises, on the Building directory or elsewhere in the Project will not be deemed to be an actual or implied consent by Landlord to any sublease, assignment, occupancy or other Transfer nor constitute a waiver of Landlord’s right to withhold consent to any Transfer or any other rights and remedies of Landlord.

(b) A Transferee (which for these purposes will exclude any permitted sublessee but will include any assignee by contract, foreclosure, operation of law or otherwise) will be deemed to have assumed all of Tenant’s obligations and Liabilities under this Lease (all of which will be deemed to run with the land) and will be deemed to be bound by this Lease, and Tenant and the Transferee will indemnify Landlord and hold it harmless from all Liabilities in connection with the Transfer. To confirm the foregoing, a prospective Transferee (other than a permitted sublessee) will be required to execute and deliver to Landlord an unconditional written assumption of Tenant’s Liabilities under this Lease and an unconditional written indemnity as described above, and Tenant and the Transferee will be deemed to be jointly and severally liable for all Liabilities of the tenant under this Lease and any existing and future amendments thereto (although such a written assumption will not be required to establish the full liability of the Transferee for all of Tenant’s Liabilities under this Lease). Notwithstanding anything to the contrary in a sublease, each sublease will be deemed to include and incorporate the following provisions: it will be subject and subordinate to this Lease in all respects, and all restrictions and limitations on and obligations of Tenant under this Lease (except with respect to the payment of rent and the length of the term) are incorporated into the sublease; the subtenant will represent that it has reviewed and approved all of the terms of this Lease; any Alterations that require Landlord’s consent under this Lease also will require Landlord’s consent under the sublease; Tenant and the subtenant will indemnify Landlord and hold it harmless from all Liabilities in connection with the sublease; the subtenant will acquire no rights or claims against Landlord or its Affiliates and will not have the right to exercise any of Tenant’s rights or options to renew, extend or lease additional space in the Project, or any other rights and remedies under this Lease against Landlord; the subtenant will maintain the same insurance as is required to be maintained by Tenant under this Lease (liability insurance may be reduced proportionately based on the area subleased, but will not be less than $1 Million combined single limit) endorsed in the same manner to Landlord and its designees, and on their on behalf and on behalf of their insurers, the subtenant and its Affiliates waive subrogation, and they waive, and discharge Landlord and its Affiliates from, all claims in connection with any Liabilities incurred by subtenant or its Affiliates in connection with the sublease, the Premises, or the rest of the Project; there will be no privity of contract or estate between the subtenant and Landlord (except if and to the extent necessary to permit Landlord to enforce its rights and remedies); the subtenant will not have the right or power to further Transfer its subleased space or any interest in the sublease or that space or to amend the requirements in this Lease that are incorporated into the sublease; material amendments to the sublease will require Landlord’s prior written approval, which will not be unreasonably withheld or delayed, except that Landlord may arbitrarily withhold its consent to any amendments that conflict with or require changes or waivers of any of the terms of this Lease or that extend the term of the sublease beyond the term of this Lease; Tenant and subtenant will concurrently deliver to Landlord copies of any notices of default or breach or similar notices sent or received by them; and if this Lease terminates pursuant to its terms or by reason of default, operation of law, or agreement between Landlord and Tenant, or Landlord rightfully reenters or repossesses the Premises, Landlord will have the right and power (but not the obligation) to terminate the sublease without any incurring any Liabilities (all of which are hereby waived by Tenant, the subtenant and their respective Affiliates), or at its option, permit the sublease to continue with Landlord becoming the sublessor thereunder, in which case the subtenant will attorn to Landlord, but Landlord will not be liable for Tenant’s acts or omissions, or any claims, defenses or offsets against or obligations of Tenant, nor will it be bound by any material amendment to the sublease or any amendment that would conflict with or require changes or waivers of this Lease made without Landlord’s prior written consent. By entering into a sublease, Tenant and the sublessee agree that if the sublessee breaches an obligation under its sublease which would also constitute a default by Tenant under this Lease if not cured within applicable grace periods, it will be a default under this Lease and then Landlord will have all of the rights and remedies against the subtenant that is also has against Tenant for such a default. Without limiting the generality of the foregoing, Landlord will be permitted (by assignment of the cause of action or otherwise) to join the Tenant in any action or proceeding against subtenant or to proceed against the subtenant directly in the name of Tenant to enforce these rights and remedies. Tenant and subtenant will cooperate with Landlord and execute such documents as may be reasonably necessary to implement the terms, rights and remedies set forth in this Article 18, including, without limitation, including them explicitly or incorporating them by written reference in the sublease at Landlord’s election. The exercise of these rights and remedies will not constitute an election of remedies and will not in any way impair Landlord’s right to pursue other or similar rights and remedies directly against Tenant, nor will the grant or exercise of these rights or remedies result in the subtenant acquiring any rights or claims against Landlord or its Affiliates. Tenant and its Affiliates will not, without Landlord’s prior written consent, directly or indirectly assign, sublease or otherwise Transfer to, take an assignment, sublease or other Transfer from, or otherwise occupy premises leased to, any then-current tenants of the Project (or any person that was a tenant of the Project within the 6-month period prior to Tenant’s request for approval (or any of their Affiliates), nor any person(or any of his Affiliates) to whom Landlord has shown space in the Project or with whom Landlord has negotiated to lease space in the Project within the 6-month period prior to Tenant’s request for approval, and any attempt to do so will be null and void and a default. For purposes of the previous sentence, the “Project” refers to and includes the area and buildings commonly known as Minuteman Park (in which the Project is located) in Andover, Massachusetts. Transferees will not have the right or power to make further Transfers, and any attempt to do so will be null and void and a default unless otherwise specifically elected by Landlord in writing. As a material inducement to Landlord to enter into this Lease, Tenant agrees to make each prospective Transferee aware of the terms of this Article and will deliver to each prospective Transferee a true and correct copy of this Lease prior to any Transfer, and each document of assignment, sublease or other Transfer, at every level, will include or explicitly incorporate the terms of this Article. To fully enforce the terms of this Article 18, Landlord may require reasonable confirming agreements for its protection from Tenant and the Transferee, each of whom agrees to promptly execute and deliver such agreements.

(c) If Tenant is a corporation, partnership, association or limited liability company, the Transfer of fifty percent (50%) or more of Tenant’s capital stock, partnership interests, or interests in the association or limited liability company to any person or entity or affiliated persons or entities, or any dissolution, merger, consolidation or other reorganization of Tenant, or the Transfer of all or substantially all of Tenant’s assets, whether directly or indirectly, by sale, conveyance, withdrawal or otherwise, or by one or more transactions (other than by unrelated transactions on a public exchange, such as the NYSE or NASDAQ or if shares are issued as fair and reasonable consideration for a bona fide venture capital financing of Tenant that is not a subterfuge to avoid the provisions of this Article), will deemed to be an attempted assignment of this Lease and subject to all of the terms of this Article and the rest of this Lease and the other or surviving party will be deemed to be a prospective assignee. However, an assignment or sublease (or a deemed assignment as described in the previous sentence) by Tenant to its parent corporation or wholly-owned subsidiary, or to an entity that acquires all or substantially all of Tenant’s assets, or to an entity into which Tenant is merged or consolidated, will be deemed to be a permitted assignment or sublease, as applicable, where Landlord’s consent is not required, provided that it is a bona-fide transaction and not a subterfuge to avoid the consent provisions of this Lease, the rest of this Article is complied with, the Transferee has a net worth, credit rating and financial capability at least equal to Tenant’s when Tenant executed this Lease or at the time of the proposed Transfer (for each category, whichever is greater, as certified by Tenant and the other applicable entity and as evidenced by financial statements audited by an independent CPA, or if audited financials are unavailable, then reviewed and certified by an independent CPA), and the Transferee first unconditionally assumes in writing for Landlord’s benefit all of Tenant’s Liabilities under this Lease.

19.	MORTGAGEE PROTECTION.

19.1 Subordination and Attornment. This Lease is subordinate to all Superior Leases and Mortgages existing on this date, and Tenant will attorn to each person or entity that succeeds to Landlord’s interest under this Lease, and if requested to confirm a subordination and/or attornment, Tenant will execute the standard-form subordination and attornment agreements furnished by the existing Landlord’s Mortgagees within fifteen (15) days after request. These subordination and attornment provisions will also apply for the benefit of subsequent Landlord’s Mortgagees, provided that they agree in writing not to disturb Tenant’s rights under this Lease if Tenant is not in default, and at the request of those Landlord’s Mortgagees, Tenant will execute the subordination, non-disturbance and attornment agreements provided by those Landlord’s Mortgagees to provide for the foregoing if those agreements are not materially more adverse to Tenant with respect to Tenant’s material and substantive rights under this Lease than the form in Exhibit “H” hereto. However, if a Landlord’s Mortgagee elects in writing, this Lease will be superior to the Superior Leases and Mortgages specified, regardless of the date of recording, and Tenant will execute an agreement confirming this election on request.

19.2 Mortgagee’s Liability. The obligations and Liabilities of Landlord, Landlord’s Mortgagees or their successors under this Lease will exist only if and for so long as each of these respective parties owns fee title to the Project or is the lessee under a ground lease of the Project. Tenant will be liable to Landlord’s Mortgagees or their successors if any of those parties become the owner of the Project for any base rent paid more than thirty (30) days in advance except to the extent that such rent is actually received by the Mortgagee. Landlord’s Mortgagees and their successors will not be liable for: (a) acts or omissions of prior owners; (b) the return of any security deposit not delivered to them; or (c) amendments to this Lease made without their consent (if their consent is required under a Superior Lease or Mortgage).

19.3 Mortgagee’s Right to Cure. Notwithstanding anything to the contrary, no act or omission (if any) which otherwise might entitle Tenant under the terms of this Lease or otherwise to be released from any Lease obligations or to terminate this Lease (other than a valid termination by Tenant following a casualty or Condemnation in accordance with Section 16.2(b) or Article 17, respectively) or to make a claim against the owner of the Project will result in or permit such a release, termination or claim unless the act or omission is a material obligation of Landlord under this Lease, Tenant first gives written notice of the act or omission to Landlord and Landlord’s Mortgagees of which Tenant has actual knowledge and those parties then fail to correct or cure the act or omission within a reasonable time thereafter (which will not be less than seventy-five [75] days). Nothing in this Section or the rest of this Lease obligates those parties to correct or cure any act or omission or is meant to imply that Tenant has the right to be released from its obligations or terminate or claim under this Lease unless that right is explicitly granted elsewhere in this Lease, and if not so granted those rights are irrevocably waived.

20.	ESTOPPEL CERTIFICATES.

Within fifteen (15) days after request by either party, the other party will execute and deliver an estoppel certificate in form satisfactory to the requesting party or its designees which will certify (except as may be truthfully and accurately noted) such information concerning this Lease and associated matters as the requesting party or its designees may reasonably request.

21.	DEFAULT.

The occurrence of one or more of the following events will be a default by Tenant under this Lease: (a) if there ever is a Guaranty of any of Tenant’s Liabilities under this Lease, a default by a Guarantor thereunder; (b) the failure to pay rent or any other required amount within ten (10) days after written notice that the payment is due, although no such prior written notice will be required if Tenant is late more than twice in any twelve-month period; (c) as provided in Articles 23 (Exhibit “F”) and 25; (d) a Transfer or attempted Transfer in violation of Article 18; (e) Tenant’s failure to maintain its required insurance policies within five (5) days after Tenant becomes aware (by notice or otherwise) that one or more of its insurance policies have lapsed; (f) [Intentionally Omitted]; or (g) Tenant’s failure to observe or perform any other obligation, term or condition within the time period specified in this Lease, and if no time period is specified, it will be a default if this failure continues for thirty (30) days after written notice from Landlord to Tenant, but if more than thirty (30) days reasonably are required to cure, Tenant will not be in default if Tenant begins to cure within the thirty (30)-day period and then diligently completes the cure as soon as possible but in any case within ninety (90) days after the notice of default is given (in the case of repair or maintenance required under Section 12.2, this cure period may be extended by delays to the extent resulting from force majeure, but the aggregate cure period will not exceed one hundred eighty (180) days. The term “default” or “Tenant default” or similar wording as used in this Lease means a default as defined in this Section 21, but notwithstanding the foregoing or anything else to the contrary, if there is an Event of Bankruptcy as described in Article 23 (Exhibit “F”), Tenant will still be deemed to have been and to be in default if it fails to pay or perform its obligations under this Lease as and when required even if Landlord does not deliver or is prevented from delivering a notice of such failure.

22.	REMEDIES FOR DEFAULT.

22.1 General. If Tenant defaults, Landlord may at any time thereafter, with or without notice or demand, choose any or all of the following remedies or pursue any other right or remedy now or hereafter available to Landlord under this Lease or at law or in equity:

(a) At Landlord’s written election the following amounts will become immediately due and payable in advance:

(i) The unpaid rent which has accrued and would have accrued up to the date of payment, plus late charges, plus interest from the dates such rent was due to the date of payment at the Default Rate; plus

(ii) The whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term (discounted to the date of payment at the rate of seven percent (7%) per annum); plus

(iii) The reasonable costs of enforcing the terms of this Lease, including, without limitation, costs for attorneys’ fees, investigations and performing Tenant’s obligations as necessary, and/or

(b) Landlord may terminate this Lease by written notice to Tenant. If Landlord elects to terminate this Lease under the provisions of this Section, Landlord may recover from Tenant a judgment and Tenant will be liable for damages computed in accordance with the following formula, in addition to Landlord’s other remedies:

(i) The unpaid rent which has accrued and would have accrued up to the time of judgment, plus late charges, plus interest from the dates such rent was due to the date of the judgment at the Default Rate; plus

(ii) The amount by which the whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term after the date of judgment (discounted to the date of payment at the rate of seven percent (7%) per annum) exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided (also discounted at the rate of 7% per annum). Tenant will have the burden of proving the amount of rental loss that reasonably could have been avoided, which Tenant agrees will never be more than the scheduled net rental to be received by Landlord until the expiration of the term of this Lease from any reletting of the Premises entered into by Landlord at the time (discounted at the rate of 7% per annum, and excluding from such net rental utility charges and other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority); plus

(iii) The reasonable costs of enforcing the terms of this Lease, repossessing, repairing, altering, performing tenant improvements to and reletting the Premises, reasonable marketing, brokerage and attorneys’ fees and costs, and any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease and/or which in the ordinary course would be likely to result therefrom; plus

(iv) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable Laws.

Notwithstanding the foregoing, to avoid a duplication of payments, if Landlord has actually received payment in full of all accelerated rent for the Lease term and the other amounts as described in Section 22.1(a) above, it cannot thereafter also receive additional amounts under this Section 22.1(b), and/or

(c) Subject to the terms of this Lease, Landlord or its designees may, without further notice or demand but otherwise subject to law, enter the Premises without being guilty of trespass and without incurring (and Tenant hereby waives) Liabilities for damages for such entry or for the manner thereof, for the purpose of distraint or execution and/or to take possession of the Premises, and/or to terminate Tenant’s right of possession and/or to expel Tenant and its Affiliates and remove their property, and/or

(d) Landlord may enforce this Lease in accordance with its terms and Tenant will continue to be responsible for all charges as and when they become due, and/or

(e) After reentry, retaking or recovering of the Premises, on terminating this Lease, but without limiting Landlord’s acceleration right or other rights and remedies, Landlord may (but will not be obligated to) relet the Premises or any part(s) thereof to such person(s) upon such terms as may in Landlord’s sole discretion seem best for a term within or beyond the term of this Lease. Any such reletting by Landlord before termination of this Lease will be for Tenant’s account, and may be in Landlord’s name or Tenant’s name, and Tenant will remain liable for all rent and additional rent (including all charges and damages) due at the time of the reletting plus all of such amounts that otherwise would have been due under this Lease for the balance of the term absent any expiration, termination, repossession or reletting, plus all costs of the type described in Sections 22.1(b)(iii) and (iv), as accelerated or, if not accelerated, as they accrue. However, until this Lease expires or is terminated, each month Tenant will receive a credit against its obligations equal to the net rental proceeds (excluding utility charges or other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority), if any, actually paid to Landlord in that month by the party or parties to whom the Premises were relet, but this credit will never be more than the amounts owed by Tenant to Landlord for that month. Further, after a default, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s agent to collect the rents due and to become due from all sublessees and Transferees and apply the same to the rent due hereunder without in any way affecting Tenant’s obligation to pay any unpaid balance of rent due or to become due hereunder.

Tenant waives the right under any Laws to any notice to remove or quit and any and all rights of redemption or similar rights regardless of the circumstances, and any rights or claims against Landlord or its Affiliates in connection with any loss, theft, damage or destruction of property owned or leased by Tenant or its Affiliates. For the purposes of computing any rent due hereunder, the amounts of additional rent which would have been payable per year under this Lease will be such amounts as were or would have been payable as specified in this Lease or, if not specified, as reasonably estimated by Landlord (in either case without the benefit of any abatement to which Tenant may have been entitled) for the calendar year in which the default occurred, increasing annually on the first day of each calendar year thereafter at the rate of seven percent (7%) per annum, cumulative and compounded. As used in this Article, the “term” means the initial term of this Lease and any renewals or extensions to which Tenant will have become bound prior to the default.

22.2 Remedies Cumulative. All remedies available to Landlord hereunder and at law and in equity will be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises will deprive Landlord of any remedies or actions against Tenant for rent, for charges or for damages for the breach of any covenant, agreement or condition, nor will the bringing of any such action for rent, charges or breach, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, will be construed as an election by Landlord to terminate this Lease unless specific written notice of such election is given by Landlord to Tenant.

22.3 Performance by Landlord. If Tenant defaults or fails to perform any of its obligations under this Lease, Landlord, without waiving or curing the default or failure, may, but will not be obligated to, perform Tenant’s obligations for the account and at the expense of Tenant. Notwithstanding Article 21, in the case of an emergency or to prevent damage or injury or protect health, safety or property, Landlord need not give any notice before performing Tenant’s obligations, although Landlord will give notice to Tenant within a reasonable time thereafter. Tenant will pay on demand all costs and expenses reasonably incurred by Landlord in connection with Landlord’s performance of Tenant’s obligations, and Tenant will indemnify Landlord for and hold Landlord harmless from all Liabilities incurred by Landlord in connection therewith.

22.4 Post-Judgment Interest. The amount of any judgment obtained by Landlord against Tenant in any legal proceeding arising out of Tenant’s default under this Lease will bear interest until paid at the Bank of America prime rate plus three percent (3%), or the maximum rate permitted by law, whichever is less (the “Default Rate”). Notwithstanding anything to the contrary contained in any Laws, with respect to any damages that are certain or ascertainable by calculation, interest will accrue from the day that the right to the damages vests in Landlord, and in the case of any unliquidated claim, interest will accrue from the day the claim arose.

23.	BANKRUPTCY. [SEE EXHIBIT “F”]

24.	GENERAL PROVISIONS.

24.1 Holding Over. Tenant will not hold over in the Premises after the end of the Lease term without the express prior written consent of Landlord. Tenant will indemnify Landlord for, and hold Landlord harmless from, any and all Liabilities arising out of or in connection with any holding over, including, without limitation, any claims made by any succeeding tenant and any loss of rent suffered by Landlord. If, despite this express agreement, any tenancy is created by Tenant’s holding over, except as specifically set forth in the next sentence the tenancy will be a tenancy at sufferance terminable immediately at Landlord’s sole option on written notice to Tenant, but otherwise subject to the terms of this Lease, except that the most recent annual base rent will be increased by fifty percent (50%), Tenant will have no rights to lease any additional space in the Project or extend the term, and notwithstanding anything to the contrary Landlord will incur no Liabilities of any type to Tenant or its Affiliates during any holdover period, all of such Liabilities hereby being waived by Tenant. Nothing in this Article or elsewhere in this Lease permits Tenant to hold over or in any way limits Landlord’s other rights and remedies if Tenant holds over.

24.2 Entry By Landlord.

(a) Subject to the terms of this Section 24.2(a), Landlord and its Affiliates at all times have the right to enter the Premises, and Landlord will retain (or be given by Tenant) keys to unlock all the doors to or within the Premises, excluding doors to Tenant’s vaults and files and Tenant’s limited high-security areas. Landlord in good faith will attempt to give Tenant oral or written notice at least one (1) day prior to entering the Premises and will use commercially reasonable efforts to avoid disturbing or interfering with the conduct of Tenant’s business by such entry more than is reasonably necessary under these circumstances. But, Landlord need not give notice and will have the right to use any means necessary to enter the Premises if Landlord believes there is an emergency or that entry is necessary to prevent damage or injury or protect health, safety or property, although Landlord still will attempt to avoid disturbing or interfering with the conduct of Tenant’s business by such entry more than is reasonably necessary under these circumstances (although Tenant acknowledges that emergency situations may result in material interference). Entry to the Premises and the exercise of Landlord’s rights will not, under any circumstances, be deemed to be a default, a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof, nor will it subject Landlord to any Liabilities or entitle Tenant to any compensation, abatement of rent or other rights and remedies.

(b) Notwithstanding anything to the contrary, Landlord reserves from the rights granted to Tenant in this Lease, and Tenant agrees to permit, the right of emergency egress through the Premises for Landlord and other tenants and occupants of the Building (and their respective Affiliates). To accommodate this emergency egress,

Landlord will have the right to use existing (or if not already existing or to be part of Landlord’s Work, at its cost install new) doors, hardware and locking devices in the Premises and to comply with applicable Laws in providing this access, and all of this work will be performed in a good and workmanlike manner and so as not to disturb the conduct of Tenant’s business more than is reasonably necessary under the circumstances.

24.3 Brokers. Tenant and Landlord each represents and warrants that it has not employed or engaged any agent, broker, finder or other person who is or might be entitled to a commission or other fee from the other in connection with this Lease, and each of them will indemnify the other and its Affiliates for, and defend and hold them harmless from, any Liabilities incurred in connection with any breach or inaccuracy in its representation or warranty.

24.4 Quiet Enjoyment. So long as Tenant pays all rent and performs its other obligations as required, Tenant may quietly enjoy the Premises without hindrance or molestation by Landlord or any person lawfully claiming through or under Landlord, subject to the terms of this Lease and the terms of any Superior Leases and Mortgages, and all other agreements or matters of record or to which this Lease is subordinate.

24.5 Security. Tenant is solely responsible for providing security for the Premises and Tenant’s personnel. Without limiting the generality of this Article, Tenant agrees that although Landlord now provides and now intends to continue to provide limited security for the Project: (a) Landlord may, but will not be required to, supply security personnel and systems for the Premises, the Common Area or the rest of the Project and remove or restrain unauthorized persons and prevent unauthorized acts; (b) Landlord will incur no Liabilities for failing to provide security personnel or systems or, if provided, for acts, omissions or malfunctions of the security personnel or systems (and all of such Liabilities are hereby waived by Tenant); and (c) Landlord and its Affiliates make no representations or warranties of any kind in connection with the security or safety of the Premises, the Common Area or the rest of the Project.

24.6 Obligations; Successors; Recordation. If Tenant consists of more than one person or entity, the obligations and liabilities of those persons or entities are joint and several. Subject to the terms of this Lease, time is of the essence of this Lease. Subject to the restrictions in Article 18, this Lease inures to the benefit of and binds Landlord, Tenant and their respective successors and assigns. Tenant will not have the right or power to record a notice, abstract or memorandum of this Lease or any portion thereof, except that Tenant may, at its cost, record a notice of this Lease, but only if recordation is statutorily required in order to protect Tenant’s rights hereunder against third parties. This notice will contain only the minimum information statutorily required and its form will be subject to Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed, and such a notice will be promptly executed and delivered by Landlord. Tenant will provide Landlord with a copy of the recorded notice promptly after it is received. Prior to and as a condition to recording this notice, Tenant will deliver to Landlord an executed termination in recordable form sufficient in Landlord’s reasonable judgment to terminate this notice and remove it from record title. Landlord will have the right to record this termination only when this Lease expires or otherwise terminates.

24.7 Late Charges. If any rent or other amounts payable by Tenant are not received within ten (10) days after the due date, Tenant will pay to Landlord on demand a late charge equal to three percent (3%) of the overdue amount, and if not received within ten (10) days after notice, the amounts also will bear interest from the due date until paid at the Default Rate. Collection of these late charges and interest will not: be a waiver or cure of Tenant’s default or failure to perform; be deemed to be liquidated damages, an invalid penalty or an election of remedies; or prevent Landlord from exercising any other rights and remedies.

24.8 Accord and Satisfaction. Neither endorsements nor statements on any check or any letter accompanying any check or payment, nor payment by Tenant or acceptance by Landlord of less than the full amount of rent or any other amount due, will be binding on Landlord nor will they be deemed to be a waiver, settlement, or accord and satisfaction. Amounts received by Landlord will be deemed to be on account of amounts due and may be applied in such order and to such obligations as Landlord determines in its sole discretion. Landlord may accept any check or payment without prejudice to any of Landlord’s rights and remedies, including, without limitation, the right to recover the full amount due.

24.9 Prior Agreements; Amendments; Waiver. This Lease is an integrated document and contains all of the agreements, conditions, representations and warranties and other terms between the parties in connection with the Project or the leasing of the Premises or any other parts of the Project or any other matter covered or mentioned in this Lease, and supersedes all prior agreements or understandings. This Lease may not be amended except by an agreement in writing signed and delivered by the parties. Except as may be specifically set forth in this Lease, all waivers must be in writing. Landlord will not be bound by any purported waiver (including, without limitation, any purported waiver in connection with a Transfer) unless the waiver is in writing, specifies the obligation, term, condition, act, omission, or agreement to be waived, and is executed and delivered by Landlord, and for example (but not by way of limitation), Landlord’s acceptance of less than the full amount of rent due, acceptance of funds from any other source, collection of a late charge, application of a security deposit, failure to notify, failure to pursue rights and remedies, or failure to insist on strict performance will not be a waiver, whether or not Landlord has knowledge of a breach or default and regardless of the passage of time or continuation of conduct. Landlord’s waiver of any obligation, term, condition, act, omission, or agreement will not be deemed to be a waiver of any other, or subsequent, obligation, term, condition, act, omission, or agreement, whether similar or dissimilar, nor of any of Landlord’s rights and remedies.

24.10 Representations; Inability to Perform. Tenant is not relying on and was not induced to sign this Lease as a result of any statements, information, projections, representations or warranties of any kind, express or implied, with respect to the Premises, the Project or this transaction, and instead Tenant entered into this Lease based on its own independent investigation and assessment. Landlord will not be in default nor incur any Liabilities if it can’t fulfill any of its obligations, or is delayed in doing so, because of accidents, breakage, strike, labor troubles, war, sabotage, governmental regulations or controls, inability to obtain materials or services, acts of God, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control (sometimes referred to as “force majeure”).

24.11 Legal Proceedings. In any action or proceeding involving or relating in any way to this Lease, the court or other person or entity having jurisdiction in such action or proceeding will award to the party in whose favor judgment is entered the actual attorneys’ fees and costs incurred. Tenant also will indemnify Landlord for, and hold Landlord harmless from and against, all Liabilities incurred by Landlord if Landlord becomes or is made a party to any proceeding or action: (a) involving Tenant and any third party, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; or (b) necessary to protect Landlord’s interest under this Lease in a proceeding under the Bankruptcy Code that involves Tenant or its Affiliates. Unless prohibited by law, Tenant and Landlord each waives the right to trial by jury in all actions involving or related to this Lease, the Project or any collateral or subsequent agreements between the parties, and Tenant waives any right to impose a counterclaim in any proceeding brought for possession of the Premises as a result of Tenant’s default (although Tenant will retain whatever rights it may have to bring a separate claim against Landlord and will have the right to interpose compulsory counterclaims that cannot be brought in a separate action and that would be irrevocably lost if not brought in the action for possession). Tenant and Landlord each also submits to and agrees not to contest the sole and exclusive jurisdiction of the state and federal courts located in Massachusetts to adjudicate all matters in connection with this Lease and agrees that it will bring all suits and actions only in such Massachusetts courts and not to seek a change of venue. Service on any one or more of the individuals comprising Tenant will conclusively be deemed service on all of those individuals. In any circumstance where a party is obligated to indemnify or hold harmless the other party under this Lease, that obligation also will run in favor of the other party’s partners, and the other party’s and its partners’ respective shareholders, directors, officers, employees, agents, and affiliated entities (collectively, the “Indemnified Affiliates” of a party), and will include the obligation to protect the other party and its Indemnified Affiliates, and defend them with counsel acceptable to the other party or, at the other party’s election, the other party and its Indemnified Affiliates may employ their own counsel and the indemnifying party will pay when due all attorneys’ fees and costs. The property manager(s) will be deemed to be one of the Indemnified Affiliates of Landlord. These obligations to indemnify, hold harmless, protect and defend will survive the expiration or termination of this Lease.

24.12 Ownership; Invalidity; Remedies; Choice of Law. As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises. Upon each conveyance (whether voluntary or involuntary) of fee title, the conveying party will be relieved of all Liabilities and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring after the date of such conveyance. Landlord may Transfer all or any portion of its interests in this Lease, the Premises, or the Project without affecting Tenant’s obligations and Liabilities under this Lease. Tenant has no right, title or interest in the name of the Building or the Project, and may use these names only to identify its location. Any provision of this Lease which is invalid, void or illegal will not affect, impair or invalidate any of the other provisions and the other provisions will remain in full force and effect. Landlord’s rights and remedies are cumulative and not exclusive. This Lease is governed by the laws of Massachusetts applicable to transactions to be performed wholly therein.

24.13 Expense; Consent. Unless otherwise provided in this Lease, a party’s obligation will be performed at that party’s sole cost and expense, except when Landlord is performing Tenant’s obligations because of Tenant’s default or failure to perform or as otherwise permitted in this Lease. Landlord has agreed in a number of instances in this Lease to consent, approve or exercise its judgment reasonably. Therefore, to avoid potential misunderstandings, except where it is expressly provided that Landlord will not unreasonably withhold its consent or approval or exercise its judgment reasonably, Landlord may grant or withhold its consent or approval and exercise its judgment arbitrarily and in its sole and absolute discretion. In any dispute involving Landlord’s withholding of consent or exercise of judgment, the sole right and remedy of Tenant and its Affiliates is declaratory relief (i.e., that such consent should be granted), and Tenant and its Affiliates waive all other rights and remedies, including, without limitation, claims for damages.

24.14 Presumptions; Exhibits; Submission; Net Lease. This Lease will be construed without regard to any presumption or other rule requiring construction or interpretation against the party drafting the document. The titles to the Articles and Sections of this Lease are not a part of this Lease and will have no effect on its construction or interpretation. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular, and the masculine, feminine and neuter genders each include the others, and the word “person” includes individuals, corporations, partnerships or other entities. All exhibits, addenda and riders attached to this Lease are incorporated in this Lease by this reference. The submission of this Lease to Tenant or its broker, agent or attorney for review or signature is not an offer to Tenant to lease the Premises or the grant of an option to lease to Premises. This Lease will not be binding unless and until it is executed and delivered by both Landlord and Tenant. This Lease is intended to be a completely “ triple net” lease, unless specifically otherwise provided in this Lease.

24.15 Cooperation. Tenant will cooperate reasonably with Landlord in connection with this Lease, Landlord’s ownership, operation, management, improvement, maintenance and repair of the Premises and the rest of the Project, and Landlord’s exercise of its rights and obligations under this Lease. If necessary, this cooperation will include, without limitation, moving machinery or equipment within the Premises and allowing Landlord sufficient space within the Premises to enable Landlord to perform any work that Landlord is required or has the right to perform under this Lease.

24.16 Notices. Unless otherwise specified in this Lease, all notices, demands or communications required or permitted under this Lease (“Notices”) will be in writing and will be delivered in person, by recognized overnight national courier (such as Federal Express or the equivalent), by certified mail, return receipt requested, postage prepaid, or by telecopy (and if delivered by telecopy, a copy of the Notice also must be sent by one of the other methods above within one (1) business day thereafter). Before Tenant takes occupancy of the Premises, Notices to Tenant will be delivered to the address for Tenant in Section 1.1. After Tenant takes occupancy of the Premises, Notices to Tenant will be delivered to the address of the Premises (or such other address as Tenant may specify) and such other addresses as are listed in Section 1.1 as receiving copies of Notices to Tenant. If Tenant consists of one or more persons or entities, Notices to any one of them will be deemed Notices to all of them. Notices to Landlord will be delivered to the addresses for Landlord in Section 1.1 and such other addresses as are listed in Section 1.1 as receiving copies of Notices to Landlord. A party may change the addresses to which Notices directed to it are to be delivered by written Notice to the other party in accordance with these terms. Notices will be deemed given and received on the earlier of delivery or refusal to accept delivery, and if delivered by telecopy when receipt is confirmed electronically, provided that a copy is also delivered by one of the other methods described above as and when required.

24.17 Letter of Credit.

(a) Concurrently with its execution of this Lease, Tenant will obtain and deliver to Landlord an irrevocable, clean, unconditional standby letter of credit in accordance with the terms and conditions of this Section 24.17 (the “Letter of Credit”). The Letter of Credit will be in the amount of Two Hundred Fifty Thousand Dollars ($250,000), will be issued initially by Fleet Bank, or if Tenant wishes or is required to replace the initial Letter of Credit, by a bank that meets the criteria in Section 24.17(d). The Letter of Credit will name the then-current Landlord (or, at Landlord’s request from time to time, one or more then-current lenders to Landlord) as the beneficiary thereof, will have an initial term of at least one (1) year, will renew automatically unless Landlord receives written notice from the issuer at least thirty (30) days prior to its expiration, and with renewals will expire no earlier than sixty (60) days after the expiration date of the Lease. Tenant will renew or replace the Letter of Credit in accordance with this Section 24.17 at least thirty (30) days prior to its expiration. The form and content of the Letter of Credit will be as set forth in this Section 24.17 and otherwise as may be acceptable to the beneficiary thereof. The beneficiary will have the right to draw under the Letter of Credit on one or more occasions from time to time (either total or partial draws) and in accordance with the terms hereof simply upon presentation to the issuer of a sight draft executed by the beneficiary or its authorized representative requesting payment and without further condition or certification, and the issuer will pay upon presentation of such draft without deduction or offset of any type. The Letter of Credit will be assignable in whole but not in part, and at Landlord’s request from time to time, it will be reissued in favor of a new beneficiary in accordance with the terms of this Lease.

(b) If Tenant defaults or fails to pay or perform its Liabilities under this Section 24.17 or the rest of this Lease as and when required (including, without limitation, failing to renew or replace the Letter of Credit as and when required), the beneficiary thereafter may, but will not be obligated to, draw under the Letter of Credit on one or more occasions and hold or apply the proceeds thereof to any amounts owed and/or damages incurred or resulting therefrom and/or in such other manner or order as the beneficiary may determine in its sole discretion, and the beneficiary’s draw(s) under or failure to draw down all or any portion of the Letter of Credit in any particular instance will not be deemed to be a waiver or election of any rights and remedies of any type of Landlord or the beneficiary, a limitation on Landlord’s or the beneficiary’s right to damages or the amount thereof, a payment of liquidated damages or an accord or satisfaction. Notwithstanding the foregoing, the beneficiary may not apply the proceeds of the Letter of Credit in amounts materially in excess of the damages actually or reasonably expected to be incurred by the beneficiary (but the parties specifically agree that the beneficiary’s rights to draw under and/or apply the proceeds of the Letter of Credit will not be subject to any stays, “caps” or limitations on damages in the Bankruptcy Code or otherwise affected by an Event of Bankruptcy).

(c) If any portion of the Letter of Credit is drawn on, Tenant will within ten (10) days after written notice either: deposit cash with Landlord so that the combination of cash and the undrawn portion of the Letter of Credit equal the original amount of the Letter of Credit; or cause the Letter of Credit to be reinstated or reissued so that the amount thereof equals the original amount of the Letter of Credit. If the Letter of Credit has not been drawn on and Tenant is not in default and has not committed an act or omission that with the passage of time or the giving of notice (or both) would constitute a default, Tenant may at its cost reduce the face amount of the Letter of Credit to One Hundred Twenty-five Thousand Dollars ($125,000) if prior thereto: (i) Tenant has met the following financial criteria for one full calendar year: revenue (excluding venture or other funding) of at least $73.8 Million; cost of goods sold not exceeding 29% of revenue; operating expenses not exceeding 38% of revenue; and operating income of at least $25 Million and at least 34% of revenue; and (ii) Tenant delivers to Landlord: financial statements prepared in accordance with GAAP and audited by an independent certified public accountant showing that these financial criteria have been met; and an unconditional written certification from such accountant and Tenant’s President or CFO certifying that these financial criteria have been met.

(d) Tenant will promptly cause the Letter of Credit to be replaced by a Letter of Credit issued by another recognized United States money-center bank in good standing with a branch located in the Boston, Massachusetts metropolitan area of the United States that meets the financial criteria described below and is otherwise reasonably acceptable to the beneficiary: (i) on demand by the beneficiary if the issuer ever fails to meet the financial criterion described below; or (ii) if Tenant wishes to replace the Letter of Credit with a Letter of Credit issued by another bank. The financial criteria referred to above are the issuer’s maintenance of credit quality ratings from Fitch, Inc., Moody’s and Standard & Poor’s at least equal to those enjoyed by the initial issuer of the Letter of Credit when the Letter of Credit was initially issued. Tenant will be responsible for documenting such compliance if required. The beneficiary will have the immediate right thereon and thereafter to draw under the Letter of Credit for all or any portion thereof if the Letter of Credit is not replaced as and when required by an issuer meeting the financial criterion referred to above. Tenant will be solely responsible for all costs in connection with any issuance, reissuance, reinstatement, assignment, modification, transfer or renewal of the Letter of Credit in accordance with this Section.

24.18 Other Defined Terms.

(a) “Affiliates” means: partners, directors, officers, shareholders, agents, employees, parents, subsidiaries, affiliated parties, licensees, concessionaires, contractors, subcontractors, successors, assigns, subtenants, and representatives.

(b) “Cafeteria Charges” means an amount payable by Tenant if and for so long as Landlord causes or permits a cafeteria or food service facility to be operated in the Building that can be used by Tenant’s employees. Cafeteria Charges will be payable together with and as part of Operating Costs, in monthly installments, and Tenant’s Percentage thereof will be deemed to equal the “Annual Amount” multiplied by the Rentable Area of the Premises. The “Annual Amount” means One Dollar and Twenty-five Cents ($1.25) per annum, increased at the beginning of each calendar year during the term by one and one-half percent (1.5%) over the previous amount.

(c) “Landlord’s Mortgagees” means the lessors or mortgagees under the Superior Leases and Mortgagees and their successors and assigns. The current Landlord’s Mortgagee is General American Life Insurance Company.

(d) “Laws” means: all applicable laws, codes, decisions, ordinances, rules, regulations, licenses, permits, approvals and directives of legislative, judicial, quasi-judicial, governmental or quasi-governmental agencies, authorities or officers , including, without limitation, those relating to building and safety, fire prevention, health, energy conservation, hazardous substances and environmental protection.

(e) “Liabilities” means: all costs, damages, claims, injuries, liabilities and judgments, including, without limitation, reasonable attorneys’ fees and costs (whether or not suit is commenced or judgment entered).

(f) “Superior Leases and Mortgages” means all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications, consolidations, replacements or extensions thereof and advances made thereunder, affecting all or any portion of the Premises or the Project.

(g) “Systems and Equipment” means: when used generally, all HVAC, plumbing, mechanical, electrical, lighting, water, gas, sewer, safety, sanitary and any other utility or service facilities, systems and equipment, and all associated pipes, ducts, poles, stacks, chases, conduits, wires and facilities; and when used specifically, a specified installation or type of equipment or utility service and all associated pipes, ducts, poles, stacks, chases, conduits, wires and facilities.

25.	HAZARDOUS SUBSTANCES.

Without limiting the generality of any portion of this Lease, Tenant and its Affiliates will:

(a) Not store, handle, transport, use, process, generate, discharge, dispose of or remediate any hazardous, toxic, corrosive, dangerous, explosive, flammable or noxious substances, gasses or waste, as now or hereafter defined under any applicable Laws or otherwise, including, without limitation, animal, biological or chemical products, byproducts or waste products (collectively, “hazardous substances”), from, in or about the Premises or the rest of the Project, or create any release or threat of release of any hazardous substances except strictly in accordance with applicable Laws and the terms of this Article. If Tenant or its Affiliates fail to comply with the foregoing or the rest of this Article, or if Landlord reasonably and in good faith believes that Tenant or its Affiliates have failed to comply or that their actions or omissions likely will lead to noncompliance, in addition to any other rights and remedies of Landlord (all of which are cumulative and not exclusive), Tenant and its Affiliates immediately will cease the acts or omissions and at Landlord’s written request take such actions as may be required by Laws and as Landlord reasonably may direct to cure or prevent the problem. Tenant and its Affiliates will comply fully with all Laws and insurance requirements in connection with or related to hazardous substances, whether now or hereafter existing, including, without limitation, CERCLA, SARA, RCRA, TSCA, CWA, Chapter 21E of Massachusetts General Laws and any other Laws promulgated by the EPA, OSHA or Commonwealth of Massachusetts.

(b) Immediately pay, and indemnify Landlord for and hold Landlord harmless from, all Liabilities in connection with or arising directly or indirectly from any breach by Tenant or its Affiliates of their obligations in this Article and/or any Liabilities incurred by Landlord as a result of or in connection with the handling, transportation, use, processing, generation, discharge or disposal of any hazardous substances by or on behalf of Tenant or its Affiliates, including, without limitation, reasonable attorneys’ fees and costs and the costs of any of the following, if required by Landlord, applicable Laws or insurance requirements, or if otherwise undertaken by Tenant: any “response actions” or “responses”; any surveys, “audits”, inspections, tests, reports or procedures reasonably deemed necessary or desirable by Landlord or governmental or quasi-governmental authorities to determine the existence or scope of any hazardous substances or Tenant’s compliance with this Article, and any actions recommended to be taken in connection therewith; compliance with any applicable Laws and insurance requirements; any requirements, directives or plans for the prevention, containment, processing, storage, clean-up, remediation or disposal of hazardous substances; the release and discharge of any resulting liens; and any other injury or damage. On the expiration or earlier termination of this Lease, Tenant will leave the Premises free of hazardous substances, except to the extent that such hazardous substances are present in the Premises as of the date hereof.

(c) Immediately deliver to Landlord copies of any material notices, information, reports, and communications of any type received or given in connection with hazardous substances, including, without limitation, notices of violation and settlement actions from or with governmental or quasi-governmental authorities, reports from Tenant’s engineers or consultants, and the results of any analyses conducted by or for Tenant. Tenant specifically grants Landlord the right to participate in all discussions and meetings regarding actual or potential violations, settlements or abatements.

Tenant’s failure to comply with the requirements of this Article within five (5) days after Tenant becomes aware of a breach or a potential breach (whether because of written notice or otherwise) will be a material default under this Lease. All of Tenant’s obligations under this Article will survive the expiration or earlier termination of this Lease.

26.	OTHER LEASE; SNDA

(a) On or about the date hereof, Tenant and 30 Minuteman Limited Partnership have entered into or will enter into a lease for a building to be constructed at 30 Minuteman Road, Andover, Massachusetts (as amended, the “Other Lease”). If the Other Lease is validly terminated pursuant to Sections 2(c) or 2(d) thereof (i.e., the Other Lease actually terminates and expires after the valid exercise of termination rights under either of those Sections), Tenant, at its sole election and as its sole right and remedy, may terminate this Lease without liability to either Landlord or Tenant by delivering unconditional written notice thereof to Landlord within thirty (30) days after such termination of the Other Lease. If Tenant does so terminate this Lease, Landlord will return the Letter of Credit to Tenant. If Tenant does not so terminate this Lease, the face amounts of the Letter of Credit required under Sections 24.17(a) and (c) will be deemed increased to $500,000 and $250,000, respectively, from $250,000 and $125,000, Tenant will promptly will cause the Letter of Credit to be amended accordingly, this Lease will continue in full force and effect subject to its terms, and Tenant will promptly confirm all of this in writing to Landlord.

(b) If by June 30, 2004 the existing Landlord’s Mortgagee does not deliver its written agreement to promptly enter into a Subordination, Non-disturbance and Attornment Agreement with Tenant in a form that meets the requirements of Section 19.1, or in a form that is otherwise reasonably acceptable to Tenant, Tenant, at its sole election and as its sole right and remedy, may terminate this Lease without liability to either Landlord or Tenant by delivering unconditional written notice thereof to Landlord within five (5) business days thereafter. If Tenant does so terminate this Lease, Landlord will return the Letter of Credit to Tenant. If Tenant does not so terminate this Lease, this condition will be deemed waived by Tenant, this Lease will continue in full force and effect subject to its terms, and Tenant will promptly confirm all of this in writing to Landlord.

[Signatures on Next Page]

IN WITNESS WHEREOF, intending to be legally bound, each party has executed this Lease as a sealed instrument as of the date first set forth above on the date specified below next to its signature.

Executed: June 25, 2004		“LANDLORD”
WITNESS:		200 MINUTEMAN LIMITED PARTNERSHIP,
/s/ David Miller		a Massachusetts limited partnership
Name Printed:	David Miller	By:	Niuna-200 Minuteman, Inc., general partner

			By:	/s/ John Kusmiersky
Name:
Title:
Authorized Signatory

Executed: June 23, 2004	“TENANT”
WITNESS:	TRANSMEDICS, INC., a Delaware corporation
Name Printed:	By:	/s/ Waleed Hassanein
WITNESS:		Name:	Waleed Hassanein
/s/ Jon C. Trachtenberg		Title:	President & CEO
Name Printed		Authorized Signatory

By:
Name:
Title:
Authorized Signatory

EXHIBIT “A”

“SITE PLAN OF THE PROJECT”

(WITH PARKING AREAS SHOWN)

200 MINUTEMAN ROAD

ANDOVER, MASSACHUSETTS

EXHIBIT “B”

“PREMISES”

200 MINUTEMAN ROAD

THIRD FLOOR - WEST

ANDOVER, MASSACHUSETTS

EXHIBIT “C”

WORKLETTER

1.	General Conditions.

1.1 “Landlord’s Work” means any work that Landlord may perform in or for the Premises or the Building (Landlord is not required to perform any Landlord’s Work).

1.2 All labor, services, materials, systems and equipment, installation and hookups, and all necessary modifications thereto or occasioned thereby, all design, architectural and engineering work, and all required permits, licenses, approvals and compliance work (including, without limitation, a final unconditional Certificate of Occupancy for the Premises issued by the Town of Andover), and all installations and systems and equipment to or for the occupancy of the Premises are referred to as “Tenant’s Work,” and will be performed by Tenant at Tenant’s sole cost and expense, diligently and in a good and workmanlike manner, subject to and in compliance with all Laws and subject to the rest of the terms of this Workletter and this Lease. Tenant will indemnify, defend and hold Landlord and its Affiliates harmless from all Liabilities resulting from or in connection with Tenant’s Work, subject to the last sentence of Section 14.1.

1.3 Tenant and its contractors will have the right to enter the Building to perform Tenant’s Work before the Rent Commencement Date. Landlord and its representatives will control all scheduling and coordination of Tenant’s Work and Landlord’s Work and will attempt to amicably resolve any disputes that may arise. However, Tenant and its contractors will not interfere in any way with or delay any Landlord’s Work or interfere with the other tenants or the operation of the Building, and if there are any conflicts or disputes that are not amicably resolved, Landlord’s Work will have priority. After any entry by Tenant or its contractors, all of Tenant’s Lease obligations will be immediately effective except for the obligation to pay base rent, Taxes and Operating Costs. Provided that occupancy is legally permitted, Tenant may occupy the Premises before completion of Tenant’s Work. Without limiting the generality and applicability of the rest of this Workletter or this Lease, Tenant and its contractors will comply with Sections 13.3, 13.4 and 13.5 of this Lease.

1.4 When Tenant signs this Lease, it will, pursuant to written notice to Landlord, appoint a representative, at Tenant’s sole cost and expense, who will be available to meet and consult with Landlord and its representatives on a continuing basis at the Premises concerning Landlord’s Work and Tenant’s Work. The appointed representative will be authorized to render prompt, binding decisions on behalf of Tenant as Tenant’s agent in connection with issues involving Landlord’s Work and Tenant’s Work under this Lease, and Landlord will have the right to rely on those decisions.

1.5 The layout of Tenant’s Premises, and the location of the various facilities therein, will generally conform to the layout attached hereto as Exhibit “C-1”, and will be equivalent in fit, finish and quality to the Premises as delivered to Tenant, unless otherwise approved by Landlord. Tenant’s Work will also be performed: in accordance with final plans and specifications first approved by Landlord in writing, which plans and specifications will be stamped and initially prepared (and subsequently modified, if modifications are required by Landlord) by a Massachusetts-licensed architect and engineer selected by Tenant and reasonably approved by Landlord; and by a Massachusetts-licensed and bondable general contractor selected by Tenant and reasonably approved by Landlord. Tenant’s Work must not affect the windows, the exterior of the Building, or any portion of the Building or the rest of the Project outside of the Premises; affect the strength, structural integrity or load-bearing capacity of any portion of the Building; or adversely affect the Systems and Equipment in the Premises or the rest of the Building. Subject to the foregoing and to their compliance with the rest of this Lease, Landlord will not unreasonably withhold or delay its approval of the Tenant’s plans and specifications. Construction will commence promptly after such approvals and will be completed diligently by Tenant. Without limiting the generality of Tenant’s obligations hereunder or under the rest of this Lease, Tenant understands and acknowledges that there are tenants on the first and second floors of the Building and that their ability to continuously operate without interruption by Tenant or its Affiliates is critical, so Tenant will take all commercially reasonable steps to ensure that the performance of Tenant’s Work will not cause such an interruption. Landlord will have approval over but no responsibility for the means and methods of Tenant’s Work, and will have the right to inspect Tenant’s Work and to reject work that does not comply with applicable Laws or this Lease. Landlord’s review or approval of Tenant’s plans, specifications, means or methods is solely for Landlord’s benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, nor may Tenant rely thereon, and under all circumstances compliance will remain Tenant’s responsibility.

1.6 Provided that Tenant does not default under the Lease, Landlord will pay to Tenant, as an inducement to enter into this Lease, the sum of Two Hundred Fifty-one Thousand Three Hundred Seventy Dollars ($251,370) as follows:

(a) One Hundred Twenty-five Thousand Dollars ($125,000) will be paid to Tenant within thirty (30) days after Tenant satisfactorily completes at least one-half of the scope of Tenant’s Work and delivers to Landlord lien waivers from its contractors and subcontractors for such work, together with requisitions for work in place of at least One Hundred Twenty-five Thousand Dollars ($125,000) and invoices, certifications and other documentation from Tenant and its contractors and architects, all in the form customarily required for disbursements by institutional construction lenders in the greater Boston area.

(b) The balance of the Inducement will be paid to Tenant within thirty (30) days after the following conditions are satisfied: Tenant satisfactorily completes Tenant’s Work and delivers to Landlord final lien waivers from its contractors and subcontractors for such work together with requisitions for work in place of at least the balance of the Inducement and invoices, certifications and other documentation from Tenant and its contractors and architects, all in the form customarily required for disbursements by institutional construction lenders in the greater Boston area; Tenant obtains a final Certificate of Occupancy for the Premises from the Town of Andover; Tenant occupies substantially all of the Premises to conduct business and pays its first month’s rent under the Lease; and Tenant delivers its unconditional written certification to Landlord that the Rent Commencement Date has occurred as set forth in Section 1.1(c) and that Tenant accepts the Premises in all respects.

EXHIBIT “C-1”

“LAYOUT OF TENANT’S PREMISES”

200 MINUTEMAN ROAD

THIRD FLOOR - WEST HALF

ANDOVER, MASSACHUSETTS

EXHIBIT “D”

BASE RENT

For the first Lease Year, the annual base rent will be Six Dollars ($6.00) per square foot of Rentable Area (i.e., $6.00 multiplied by the number of square feet of Rentable Area in the Premises). For the second Lease Year, the annual base rent will be Twelve Dollars ($12.00) per square foot of Rentable Area in the Premises. For the third Lease Year, the annual base rent will be Twelve Dollars ($12.00) per square foot of Rentable Area in the Premises. For the fourth Lease Year, the annual base rent will be Twenty Dollars and Thirty-nine Cents per square feet of Rentable Area in the Premises. Starting as of the first day of the fifth Lease Year and as of the first day of each Lease Year thereafter during the term, the annual base rent per square foot of agreed rentable area in the Premises will increase by one and one-half percent (1.5%) over the annual base rent per square foot of agreed rentable area for the prior Lease Year. For example, during the fifth Lease Year it will be Twenty Dollars and Sixty-nine Cents ($20.69) per square foot of Rentable Area in the Premises, during the sixth Lease Year it will be Twenty-one Dollars and One Cents ($21.01) per square foot of Rentable Area in the Premises, etc. As an additional example, assuming that Tenant does not lease additional space in the Building, during the first Lease Year Tenant’s annual base rent will be Two Hundred Fifteen Thousand Four Hundred Sixty Dollars ($215,460), and its monthly base rent will be Seventeen Thousand Nine Hundred Fifty-five Dollars ($17,955).

The base rent described above is subject to the terms of Addendum #1 and Addendum #3 of this Lease, if and when those Addenda are applicable.

EXHIBIT “D”

EXHIBIT “E”

RULES AND REGULATIONS

1. Fire exits and stairways are for emergency use only, and they will not be used for any other purposes. Tenant will not encumber or obstruct, or permit the encumbrance or obstruction of or store or place any materials on any of the sidewalks, plazas, entrance, corridors, elevators, fire exits or stairways of the Project. The Landlord reserves the right to control and operate the public portions of the Project and the public facilities, as well as facilities furnished for the common use of the tenants, and access thereto, in such manner as it reasonably deems best.

2. The cost of repairing any damage to the public portions of the Project or the public facilities or to any facilities used in common with other tenants caused by Tenant or its Affiliates will be paid by Tenant.

3. Any person whose presence in the Project at any time will, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Project or its tenants may be denied access to the Project or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the Project or the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property. The Landlord will in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from Tenant’s premises or the Project under the provisions of this rule.

4. No awnings or other projections over or around the windows will be installed by Tenant and only such window blinds as are permitted by the Landlord will be used in Tenant’s premises.

5. Hand trucks will not be used in any space, or in the public halls of the Building in the delivery or receipt of merchandise, except those equipped with rubber tires and side guards. Tenant will repair all damage to floors both in the Premises and the Common Area caused by its use of material-handling equipment and, if requested by Landlord, Tenant will install at its expense suitable floor covering to protect the floors and will remove such floor covering (and repair any damage caused by the removal) at its expense at the expiration or earlier termination of this Lease. All air compressors, electric motors and other machinery and equipment will be shock-mounted so as not to transmit vibrations.

6. All entrance doors in Tenant’s premises will be kept locked when Tenant’s premises are not in use. Entrance doors will not be left open at any time. All windows in Tenant’s premises will be kept closed at all times and all blinds therein above the ground floor will be lowered when and as reasonably required because of the position of the sun, during the operation of the air conditioning system to cool or ventilate the tenant’s premises.

7. Nothing will be done or permitted in Tenant’s premises which would impair or interfere with any of the Systems or Equipment or the proper and economic servicing of the Building or the Premises, or the use or enjoyment by any other tenant of any other premises, nor will there be installed by Tenant any Systems or Equipment or other equipment of any kind which, in Landlord’s judgment, could result in such impairment or interference. If necessary in Landlord’s judgment, Landlord may install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Tenant’s premises or other parts of the Project, and perform other work and alterations within the Tenant’s premises. Tenant waives any rights or claims against Landlord or its Affiliates in connection with any loss, theft, damage or destruction of property owned or leased by Tenant or its Affiliates.

8. Whenever Tenant will submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, such tenant agrees to pay Landlord as additional rent, on demand, a processing fee in a sum equal to the reasonable out-of-pocket fees payable to any architect, contractor, engineer and attorney employed by Landlord to review said plan, agreement or document. Within fifteen (15) days after Landlord’s request from time to time, Tenant will deliver to Landlord Tenant’s financial statements, including a balance sheet, income statements and bank references.

9. [INTENTIONALLY OMITTED]

10. No signs, advertisements, notice or other lettering will be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside the premises or the Building without the prior written consent of Landlord or as otherwise are specifically permitted under this Lease. The Tenant will cause the exterior of any permitted sign to be kept clean, properly maintained and in good order and repair throughout the term of its lease. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to Tenant. Landlord will have the right to prohibit any advertising by Tenant which impairs the reputation of the Building or the Project, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

11. Tenant’s employees will not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

12. Unless caused by other tenants, if the premises become infested with vermin, Tenant, at its sole cost and expense, will cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and will employ such exterminators therefor as will be approved by Landlord.

13. All movers used by Tenant will be appropriately licensed and will maintain reasonable insurance coverage (proof of such coverage will be delivered to Landlord prior to movers providing service in and throughout the Building). Tenant will protect the premises and the rest of the Building from damage or soiling by Tenant’s movers and contractors and will pay for the reasonable cost of extra cleaning or replacement or repairs by reason of Tenant’s failure to do so.

14. The premises will not be used for lodging or sleeping or for any immoral or illegal purposes.

EXHIBIT “F”

BANKRUPTCY PROVISIONS

This Article is incorporated into the Lease as Article 23:

23.	BANKRUPTCY OR INSOLVENCY.

23.1 Tenant’s Interest Not Transferable. Neither Tenant’s interest in this Lease nor any estate hereby created in Tenant nor any interest herein or therein will pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”).

23.2 Default and Termination. If:

(a) Tenant or Tenant’s Guarantor, if any, or its executors, administrators, or assigns, admit in writing its inability to pay its debts, or will make a general assignment for the benefit of creditors; or

(b) Tenant or Tenant’s Guarantor, if any, will commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(c) Tenant or Tenant’s Guarantor, if any, will take any corporate, partnership or other action to authorize or in furtherance of any of the actions set forth above in subsection (a) or (b); or

(d) Any case, proceeding or other action against Tenant or Tenant’s Guarantor, if any, will be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action: results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof; or remains undismissed for a period of sixty (60) days, then it will be a default hereunder and this Lease and all rights of Tenant hereunder will automatically cease and terminate as if the date of such event were the original expiration date of this Lease and Tenant will vacate and surrender the Premises but will remain liable as herein provided.

Any of the foregoing are sometimes called an “Event of Bankruptcy” under this Lease.

23.3 Rights and Obligations Under the Bankruptcy Code.

(a) Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform all obligations of Tenant under this Lease, including, but not limited to, the covenants regarding the operations and uses of the Premises until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all base rent and other rent otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of a petition under any Chapter of the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors (any such rejection being deemed an automatic termination of this Lease); (iv) to give Landlord at least thirty (30) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises (any such abandonment being deemed a rejection and automatic termination of this Lease); (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(b) No default under this Lease by Tenant, either prior to or subsequent to the filing of such petition, will be deemed to have been waived unless expressly done so in writing by Landlord.

(c) Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss by the time of the entry of the order approving such assumption and/or assignment (pecuniary loss will include, without limitation, any attorneys’ fees and costs and expert witness fees incurred by Landlord in protecting its rights under this Lease, including representation of Landlord in any proceeding commenced under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtor); (ii) the deposit of an additional sum equal to three (3) months’ base rent; (iii) the use of the Premises only as set forth in this Lease; (iv) the reorganized debtor or assignee of such debtor in possession or of Tenant’s trustee demonstrates in writing that it has sufficient background including, but not limited to, substantial experience in operating businesses in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) meet all other criteria of 11 U.S.C. Section 365(b)(3); and (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises at all times remains a single unit and no Alterations or physical changes of any kind may be made unless in compliance with the applicable provisions of this Lease.

(d) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.

23.4 Construction. The terms of this Article will be in addition to, but not exclusive of, any rights or remedies of Landlord in Article 22 and elsewhere in this Lease or otherwise available at law or in equity, and will not be deemed to limit Landlord, except as may be required by law.

EXHIBIT “G”

LANDLORD’S FURNITURE

Conference Room Furniture:

Large Conference Room containing: one (1) 5’ wide x 30’ long maple veneer conference room table with solid maple edge banding and black steel legs; twenty three (23) black leather swivel-tilt chairs with black frames.

Small Conference Room containing: one (1) 3’ wide x 6’ long wood grain plastic laminate covered conference room table with plastic laminate edge banding and black steel legs; seven (7) guest chairs with black steel frames and padded blue fabric covered seats and backs.

Reception Area Furniture:

One (1) 96” wide x 90” deep AU-shaped dark cherry reception desk; one (1) 5’ wide blue fabric covered sofa; two (2) padded black leather chairs; two (2) 20” diameter end tables with maple tops and black steel frames; one (1) rolling swivel-tilt office chair with black frame and padded blue covered fabric seat and back.

Presentation Room Furniture:

Twelve (12) 42” square plastic laminate covered tables with plastic laminate edge banding and black steel bases; one (1) 42” diameter plastic laminate covered table with plastic laminate edge banding and black steel base; ninety five (95) low black tubular steel frame chairs with molded wood seats and backs; one (1) cherry podium; five (5) high black tubular steel frame chairs with molded wood seats; eight (8) black tubular steel frame guest chairs with padded blue fabric covered seats and backs.

Miscellaneous Loose Furniture:

Twenty five (25) black tubular steel frame guest chairs with padded blue fabric covered seats and backs; nine (9) rolling swivel-tilt office chairs with black frames and padded blue fabric covered seats and backs; two (2) 42” diameter cherry veneer covered tables; one (1) 5’ wide blue fabric covered sofa; two (2) lateral file cabinets; one (1) wardrobe cabinet.

Workstations in Open Areas:

Ninety seven (97) workstations in open areas, consisting of: 65” high blue fabric covered panels; one (1) 8’ wide x 8’ long AL-shaped@ work-surface; one (1) 5’ x 13” deep long panel mounted black steel shelf with 48” long fluorescent light; one (1) 5’ long x 13” deep x 18” high black steel shelf with front door and 48” long fluorescent light; one (1) under work-surface file cabinet with two (2) small drawers and one (1) letter file drawer; one (1) under work-surface file cabinet with two (2) letter file drawers; one (1) black tubular steel frame guest chair with padded blue fabric covered seat and back; one (1) rolling swivel-tilt office chair with black frame and padded blue fabric covered seat and back.

Office Type #1:

Seventeen (17) type #1 offices, each containing light cherry modular furniture, consisting of: one (1) 36” x 54” AL@ shaped work-surface; one (1) 24” x 54” work-surface; one (1) 30”+ x 72” sculpted work-surface; one (1) 18” wide x 24” deep x 68” high wardrobe cabinet; one (1) 72” wide x 15” deep x 18” high wall mounted storage cabinet(s) with four (4) wood and opaque glass doors and fluorescent light underneath; one (1) under work-surface two (2) drawer file cabinet; one (1) under work-surface three (3) drawer file cabinet; one (1) black tubular steel frame guest chair with padded blue fabric covered seat and back; one (1) rolling swivel-tilt office chair with black frame and padded blue fabric covered seat and back.

Office Type #2:

Five (5) type #2 management offices, each containing light cherry modular furniture, consisting of: one (1) 36” x 54” AL@ shaped work-surface; one (1) 24” x 72” work-surface; one (1) 30”+ x 72” sculpted work-surface; one (1) 108” wide x 15” deep x 18” high wall mounted storage cabinet(s) with six (6) wood and opaque glass doors and fluorescent lights underneath; one (1) 18” wide x 24” deep x 68” high wardrobe cabinet; one (1) under work-surface two (2) drawer file cabinet; one (1) under work-surface three (3) drawer file cabinet; one (1) 36” wide x 24” deep x 29” high lateral file cabinet; one (1) 42” diameter table with black steel base; six (6) black tubular steel frame guest chairs with padded blue fabric covered seats and backs; one (1) rolling swivel-tilt office chair with black frame and padded blue fabric covered seat and back.

Office Type #3:

Two (2) type #3 executive offices, each containing dark cherry modular furniture, consisting of: one (1) 24” x 72” work-surface; one (1) 30”+ x 72” trapezoidal shaped work-surface; one (1) 90” wide x 36” high x 13” deep wall mounted cabinets and shelves; one (1) two (2) drawer under work-surface lateral file cabinet; one (1) under work-surface three (3) drawer file cabinet; one (1) 18” wide x 24” deep x 68” high wardrobe cabinet; one (1) 42” wide x 7’ long conference table; six (6) padded black leather swivel-tilt office chairs with black bases; two (2) padded black leather guest chairs with black bases; two (2) black tubular steel frame guest chairs with padded blue fabric covered seats and backs.

Loan No. 00110496

SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

THIS AGREEMENT made as of this                              day of                             , 2004, between GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation (“Lender”) and TRANSMEDICS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Tenant has entered into that certain Lease dated                     , 2004 (the “Lease”) for premises (“Premises”) located at 200 Minuteman Road, Andover, Essex County, Massachusetts, all as more particularly described in the Lease.

WHEREAS, Lender is the holder of a Mortgage and Security Agreement (“Mortgage”) between 200 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”), and Lender, dated 12/22/1998 and recorded on 12/23/1998 with the Recorder of Deeds for Essex County, Massachusetts, as Instrument No. 44048, encumbering certain property more particularly described in the Mortgage (“Property”), and a Collateral Assignment of Leases and Rents between the same parties, dated 12/22/1998 and recorded on 12/23/1998 with the Recorder of Deeds for Essex County, Massachusetts, as Instrument No. 44049 (“Assignment”), assigning the Lease. Both the Mortgage and the Assignment secure a loan or loans evidenced by a Promissory Note from Landlord to Lender dated 12/22/1998.

WHEREAS, Each party hereto has requested that the other party enter into this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the above Recitals and the agreements of the parties set forth below, and for One Dollar ($1.00) and other good and valuable consideration, the parties hereto agree as follows:

1. [Intentionally Omitted]

2. Lease Subordinate to Mortgage. The Lease and each and every term and each and every condition thereof, and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of Tenant in and to the Premises are and shall be subject and subordinate to the Mortgage and the Assignment and to all of the terms and conditions contained therein, all advances made or to be made thereunder, and to any renewals, modifications, supplements, replacements, consolidations, increases or extensions thereof.

EXHIBIT H

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3. Nondisturbance. Lender agrees that in the event of foreclosure of the Mortgage or other enforcement of the terms and conditions of the Mortgage or the exercise by Lender of its rights under the Assignment, or in the event Lender comes into possession or acquires title to the Premises as a result of foreclosure or the threat thereof, or as a result of any other means, such action:

(a) shall not result in either a termination of the Lease or a diminution or impairment of any of the rights granted to Tenant in the Lease (except as set forth below) or in an increase in any of Tenant’s obligations under the Lease, including but not limited to provisions in the Lease dealing with condemnation, fire and other casualties, so long as Tenant is not in default in the payment of any monetary obligation or performance of any material non-monetary term or condition of the Lease beyond any applicable grace period and continues to observe and perform all of Tenant’s obligations under the Lease; and

(b) [INTENTIONALLY OMITTED]

4. Attornment. Tenant agrees with Lender that if the interest of Landlord in the Premises shall be transferred to Lender by reason of foreclosure or other proceedings, or by any other manner, or in the event of a foreclosure sale of the Premises to any other person, firm, or corporation, then in any of said events, Tenant shall be bound to Lender or such purchaser, grantee or other successor to Landlord’s interest (“Successor Landlord”) under all of the terms, covenants and conditions of the Lease for the balance of the term remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Successor Landlord were the landlord under the Lease. Tenant does hereby agree to attorn to the Successor Landlord.

5. Successor Landlord. Tenant agrees that a Successor Landlord shall not be:

(a) liable for any act or omission of any prior landlord under the Lease, except to the extent such acts or omissions continue after Successor Landlord becomes landlord under the Lease (unless Successor Landlord does not have the legal capacity or authority to take corrective action with any such acts or omissions);

(b) bound by any base rent or additional rent which Tenant may have paid for more than the current or next succeeding month to any prior landlord;

(c) subject to any offsets or defenses which Tenant might be entitled to assert against any prior landlord;

(d) bound by any amendment or modification made without Lender’s consent;

(e) responsible for the return of any security deposit delivered to Landlord under the Lease and not subsequently received by Successor Landlord;

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(f) liable for any obligations, payments or liabilities owing in connection with the Letter of Credit obtained by Tenant pursuant to the terms of the Lease unless actually received by Successor Landlord; or

(g) liable for any tenant improvement work, leasing commissions, or any other expenses incurred by or on behalf of Tenant.

6. Notice by Tenant. Tenant will notify Lender of any default of Landlord under the Lease which Tenant believes would entitle it to cancel the Lease or abate the base rent or additional rent payable thereunder, and agrees that no notice of cancellation thereof nor any such rent abatement shall be effective against Lender unless Lender has received the notice aforesaid and has failed to cure the default within the longer of thirty (30) days after such notice or such period of time following such notice as Landlord has to cure the default which gives rise to such alleged right of cancellation or abatement (“Lender Cure Period”); however, to the extent the Landlord’s default pertains to a nonmonetary obligation which cannot be cured by Lender without being in possession of the Property, the Lender Cure Period shall be extended by the period of time necessary to enable Lender to obtain possession of the Property (which may include a suit to foreclose the Mortgage), provided Lender uses reasonable diligence to so obtain possession, provided further, however, that in no event shall such period of time exceed one hundred eighty (180) days. All such notices shall be in writing and delivered personally or deposited in the United States mail, certified or registered, postage prepaid, addressed as follows:

General American Life Insurance Company

700 Market Street

St. Louis, MO 63101

Attention: Mortgage Loans and Real Estate

7. Rent Payments to Lender. If Lender sends written notice to Tenant to direct its Rent payments under the Lease to Lender instead of Landlord, then Tenant agrees to follow the instructions set forth in such written instructions and deliver Rent payments to Lender; however, Lender agrees that Tenant shall be credited under the Lease for any Rent payments sent to Lender pursuant to such written notice.

8. Acknowledgment of Assignment. Tenant hereby acknowledges receipt of notice of the Assignment and agrees to be bound by the terms thereof and agrees that it will, upon Lender’s written demand therefor, thereafter pay directly to Lender all amounts thereafter payable by Tenant to the Landlord under the Lease.

9. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and assigns. As used herein, the term “Tenant” shall include the Tenant, its successors and assigns as permitted under the Lease; the words “foreclosure” and “foreclosure sale” as used herein shall be deemed to include the acquisition of Landlord’s estate in the Premises by voluntary deed (or assignment) in lieu of foreclosure; and the word “Lender” shall include the Lender specifically named herein and any of its successors and assigns, including any Successor Landlord.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the month, day and year first above written.

LENDER:

GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation

By:
Name:
Title:

TENANT:

TRANSMEDICS INC., a Delaware corporation

By:
Name:
Title:

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STATE OF MISSOURI	)
	)	SS
CITY OF ST. LOUIS	)

On this ________________ day of __________, _________, before me, the undersigned Notary Public, personally appeared ________________________________, known personally by me and known to be the Vice President of GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation (or, respectively, of Conning Asset Management Company, a Missouri corporation, and, as such, authorized to act on behalf of the said General American Life Insurance Company) and who acknowledged under oath that he executed the within instrument in such capacity as the free act and deed of GENERAL AMERICAN LIFE INSURANCE COMPANY.

Notary Public

My Commission expires: ______________________

COMMONWEALTH OF MASSACHUSETTS	)
	)	SS
COUNTY OF _________________________	)

On this ________________ day of __________, _________, before me, the undersigned Notary Public, personally appeared ________________________________, known personally by me and known to be the __________________ of TRANSMEDICS, INC., a Delaware corporation, and who acknowledged under oath that he executed the within instrument in such capacity as the free act and deed of TRANSMEDICS, INC.

Notary Public

My Commission expires: ______________________

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ADDENDUM #1

EXTENSION OPTION

This Addendum is incorporated into the Lease.

1. Landlord grants to Tenant one (1) extension option (the “Option”) to extend the Lease term for an additional term of five (5) years on the same terms and conditions as this Lease, except that there will be no further right to extend and except as set forth below. The Option can be exercised only by Tenant complying with this Addendum and delivering unconditional written notice of exercise to Landlord no earlier than twenty-four (24) months and no later than eighteen months (18) months before the expiration of the initial term. If for any reason Tenant does not so comply or Landlord does not actually receive this unconditional written notice of exercise when required, the Option will lapse and become void and there will be no further right to extend the Lease term, unless Landlord specifically agrees otherwise in writing. TIME IS ABSOLUTELY OF THE ESSENCE IN THIS ADDENDUM.

2. The Option is personal to the Tenant originally named in this Lease and may not be exercised by or for anyone else except by a valid assignee of Tenant’s interest in this Lease. The Option will lapse and become void if, before the beginning of the Option term, Tenant fails to occupy or conduct business in more than one half (1/2) of the area of the Premises or if when Tenant attempts to exercise the Option Tenant is then subleasing or has otherwise Transferred more than one quarter (1/4) of the area of the Premises or an interest therein, or Tenant or Landlord has exercised any right to terminate this Lease, unless Landlord specifically elects otherwise in writing. The Option is granted to and may be exercised by Tenant on the express condition that, at the time of the exercise and at all times between the notice of exercise and the beginning of the Option term, Tenant is not in default, unless Landlord specifically agrees otherwise in writing.

3. Landlord will not be required to perform or pay for any work or other improvement to the Premises, and Tenant will accept the Premises in its then “as is” condition in all respects as of the beginning of the Option term.

4. If Tenant has validly exercised the Option, the base per square foot of Rentable Area in the Premises for each year of each Option term will be the greater of: (a) the base rent per square foot determined pursuant to Exhibit “D” hereto, or the base rent per square foot payable for any part of the Premises as otherwise may have been agreed to in writing by Landlord and Tenant (e.g., as set forth in Exhibit “D”), whichever is greater (in any case, the “Scheduled Rent”); or (b) the base rent per square foot determined in accordance with Section 5 below.

5. (a) Notwithstanding anything to the contrary, at any time after Tenant has exercised the Option but before the beginning of the Option term, Landlord will have the right, but not the obligation, to deliver written notice to Tenant electing the Scheduled Rent as the base rent for that Option term, and if Landlord does so, the Scheduled Rent will be the base rent for that Option term and there will be no further obligations under this Addendum with respect to the Option term, except to pay any required fees to appraisers. Within thirty (30) days after Tenant validly exercises an Option, Landlord will have the right, but not the obligation, to deliver to Tenant a written notice setting forth a proposed base rent for the Option term (the “Landlord Proposed Rent”). Within fifteen (15) days after delivery of Landlord’s notice, Tenant will deliver a written notice to Landlord either agreeing to the Landlord Proposed Rent, or rejecting it in good faith and proposing its own base rent for the Option term. If Tenant fails to deliver this written notice as and when required, or if its notice does not reject the Landlord Proposed Rent and propose its own base rent for the Option Term, then the base rent for the Option term will be the greater of the Landlord Proposed Rent or the Scheduled Rent. If the Landlord Proposed Rent is not agreed to or deemed to have been agreed to as set forth above, it will not be binding on Landlord or Tenant and will not be deemed to limit or adversely affect Landlord or Tenant in any way in any further determinations of fair rental value (it being acknowledged that the Landlord Proposed Rent may be different from the actual fair rental value as an inducement to Tenant to agree or otherwise).

(b) If the base rent for the Option term has not been determined as set forth in Section 5(a) above at least seventeen (17) months before the beginning of the Option term, then unless otherwise agreed in writing by Landlord and Tenant, Landlord and Tenant will confer and try to agree in writing on a single appraiser within fifteen (15) days thereafter, and if they agree, then that appraiser will determine “fair rental value” for the Option term as set forth below. If Landlord and Tenant can’t agree on a single appraiser within this time period, then Landlord and Tenant each will appoint one appraiser, in writing, not later than sixteen (16) months before the beginning of the Option term. Within fifteen (15) days after their appointment, the two appointed appraisers will appoint a third appraiser, in writing. If the two appraisers can’t agree, a third appraiser will be appointed by the American Institute of Real Estate Appraisers (or if this organization refuses to act in a timely manner or no longer exists, then by an organization deemed by Landlord to be reasonably equivalent) not later than fifteen (15) months before the beginning of the Option term. Each appraiser will deliver its final written determination of the fair rental value to all parties not later than thirteen (13) months before the beginning of the Option term. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed will determine the fair rental value and that determination will be binding. If both parties fail to appoint appraisers within the prescribed time period, the base rent for the Option term will be the Scheduled Rent. Except as set forth below, Landlord and Tenant each will pay the fees for the appraiser it appoints as set forth above, and will share equally the fees for the single appraiser jointly appointed or the third appraiser appointed as set forth above. Appraisers must have at least five (5) years’ experience in the appraisal of office property in the area in which the Project is located, be unaffiliated with Landlord or Tenant, as applicable, and be members of professional organizations such as the American Institute of Real Estate Appraisers or the general equivalent.

(c) If three appraisers are validly appointed and Landlord’s appraiser and Tenant’s appraiser deliver their written determinations as required above, the fair rental value for the Option term will be the arithmetic average of the two (2) determinations of fair rental value that are closest in amount. If three appraisers are validly appointed but either Landlord’s or Tenant’s appraiser delivers its written determination after the prescribed time period, its determination will be ignored and the fair rental value for the Option term will be the arithmetic average of the other two (2) determinations of fair rental value.

(d) If the appraisal process has been undertaken pursuant to Section 5(b) above, and if the base rent has not yet otherwise been determined under Section 5(a) above, Tenant may rescind its exercise of the Option by delivering written notice to Landlord at any time before the earlier of: ten (10) days after the fair rental value for the Option term has been determined under Sections 5(b) and/or (c) above; and twelve (12) months before the beginning of the Option term. If Tenant so rescinds it will pay the costs for all of the appraisers and this Lease will terminate at the expiration of the initial term (unless terminated earlier in accordance with this Lease). If for any reason Tenant does not deliver this rescission notice as and when required, Tenant will be bound by the determination of base rent for the Option term in accordance with this Lease. If for some reason the base rent for the Option term has not been determined by the beginning of the Option term, then starting as of the beginning of the Option term the base rent will be the Scheduled Rent until the fair rental value is determined. When the fair rental value is determined, Landlord will notify Tenant, and Tenant will pay to Landlord, within thirty (30) days after receipt of such notice, any difference between the base actually paid by Tenant to Landlord and the new base rent determined hereunder (if the new base rent is higher).

(e) For purposes of this Lease, the term “fair rental value” means: the base rent per square foot of Rentable Area in the Premises that a hypothetical, ready and willing tenant would pay as net rent during the Option term to a ready and willing landlord of the Premises, assuming that the Premises was exposed for lease on the open market for a reasonable period of time, could be used for any lawful use (but not retail or residential use), was improved to its then-existing level, and market-rate construction allowances/inducements/rent abatements/tenant concessions were offered to and received by that hypothetical tenant (even though they will not actually be paid or credited to Tenant). The appraisers may use other recent leases in the Project or recent fair market renewals of other leases in the Project or in Minuteman Park as comparables, with appropriate adjustments if necessary, in addition to or in place of leases at other facilities.

ADDENDUM #2

ROOFTOP TELECOMMUNICATIONS

This Addendum is incorporated into the Lease.

Subject to the following and compliance with the Workletter and the rest of this Lease, and subject to Landlord’s prior written approval as to size, specification, method of installation and location(s), such approval not to be unreasonably withheld, conditioned or delayed, as part of Tenant’s Work Tenant at its cost may install HVAC equipment, penetration vents and two telecommunications dishes and/or antennae (collectively, with associated Systems and Equipment, the “Telecommunications Equipment”) on the roof of the Building. The Telecommunications Equipment sometimes is referred to herein collectively as the “Rooftop Equipment.” Tenant at its cost will be solely responsible for securing all federal, state and local permits in connection with the installation and operation of the Rooftop Equipment and for complying with all Laws applicable thereto. Before commencing installation or relocation, Tenant at its cost will secure: from the membrane roofing manufacturer written certification that the installation method to be used by Tenant is compatible with all design requirements and that the installation will not void the existing roof warranty (Landlord will reasonably cooperate with Tenant’s attempt to obtain this certification provided that there is no cost or liability to Landlord); and from Landlord’s engineers written certification that the installation method to be used by Tenant will not require any structural modifications to the roof or the Building and is otherwise reasonably acceptable (and if that in fact is the case, such certification will not be unreasonably withheld or delayed). Tenant also will use only a manufacturer-authorized roofing contractor for any work that requires the penetration of the existing membrane roofing system, and contractors reasonably approved by Landlord, supervised by Landlord’s engineers (at Tenant’s cost), for the rest of the installation. On the expiration or earlier termination of this Lease, Tenant, at its expense, will remove the Rooftop Equipment if and to the extent requested by Landlord and repair all damage. Tenant will use the Telecommunications Equipment solely for its own telecommunications purposes and will not allow anyone else to use them or their transmission capabilities. Tenant will not permit the Telecommunications Equipment and the transmissions therefrom to cause any measurable interference with other communications equipment on the Building’s roof or elsewhere in the Building that exists as of the date of Tenant’s installation, and will take commercially reasonable steps to reduce as much as possible, or eliminate, interference with communications equipment installed thereafter. Notwithstanding anything to the contrary, Tenant, and not Landlord, will be responsible for, and will indemnify and defend Landlord for and hold it harmless from, all costs, expenses and other Liabilities in connection with the Rooftop Equipment, including, without limitation, installation, removal, operation, maintenance, utilities, insurance, taxes and other costs and fees, and any necessary alterations or improvements to the Building in connection therewith. While on the roof, Tenant and its Affiliates must walk on walking pads placed on the roof, and not on the roof itself, and access to the roof is granted to Tenant and its Affiliates only if and to the extent that they are accompanied by a representative of Landlord. Landlord, at its cost, will have the right at any time to relocate some or all of the Rooftop Equipment to other locations on the roof, provided that such relocation does not materially degrade or reduce Tenant’s beneficial use of the Rooftop Equipment.

ADDENDUM #3

RIGHT OF OFFER TO LEASE

1. “Expansion Space” means all other space now leased or held for lease in the Building. Notwithstanding anything to the contrary herein or elsewhere in this Lease, all of Tenant’s rights to lease and Landlord’s obligations to Tenant in connection with the Expansion Space pursuant to this Addendum are subject and subordinate to: any rights in that space that already have been granted to existing tenants in the Project who currently lease or have otherwise been granted rights in connection with the Expansion Space (including, without limitation, rights of first offer, expansion rights and other rights), and tenants who lease all or any portion of the Expansion Space after Tenant fails to validly exercise its right to lease that Expansion Space hereunder, or their respective sublessees, successors or assigns (singularly or collectively, the “Other Tenants”). Landlord will have the right to permit the exercise of any or all of the rights in the Expansion Space that have been granted to the Other Tenants, and/or to renew, extend or modify any lease(s) with the Other Tenants and/or all other leases validly entered into, in each case without being subject to Tenant’s rights in this Addendum and without incurring any Liabilities to Tenant hereunder or otherwise. All rights of the Other Tenants may be exercised by or for their benefit or the benefit of their sublessees, successors and assigns.

2. As long as there are at least five (5) Lease Years remaining in the Lease term (as the same may be extended pursuant to the Option), and subject to Section 1 above and the other terms of this Addendum, before entering into another new lease of the Expansion Space not otherwise permitted hereunder, Landlord will notify Tenant in writing of the lease term and base rent that Landlord intends to accept and/or offer for that Expansion Space. If Tenant wishes to exercise its right to lease that Expansion Space, it must deliver an unconditional written notice of acceptance of those terms to Landlord within twenty (20) days after receipt of Landlord’s notice. Tenant may not lease less than the entire space offered. TIME IS ABSOLUTELY OF THE ESSENCE, and if for any reason Landlord does not receive Tenant’s unconditional written notice of acceptance as and when required, Tenant’s rights under this Addendum with respect to that Expansion Space will lapse and become null and void, except only as described in Section 4 below.

3. If Tenant validly exercises its right to lease the Expansion Space as described in Section 2 above, when Landlord tenders possession of that Expansion Space to Tenant it will become part of the Premises and subject to the terms of this Lease (as modified by the terms of the offer notice delivered by Landlord to Tenant pursuant to Section 2 above with respect to that Expansion Space [e.g., the lease term for the Premises, including the Expansion Space, will be extended to match the expiration date for the Expansion Space term, if it is longer, although under no circumstances will the lease term be shortened]) and the Rentable Area of the Premises will be increased by the Rentable Area of the Expansion Space. Notwithstanding the foregoing or anything else to the contrary, the annual base rent for the Expansion Space will be the greater of the highest annual base rent payable for any other part of the Premises as otherwise set forth in the Lease, or the annual base rent for the Expansion Space set forth in Landlord’s offer notice to Tenant. There will be no abatement of rent with respect to the Expansion Space unless specifically so stated in Landlord’s initial offer notice to Tenant. At Landlord’s option, Landlord may require Tenant to enter into a separate lease with respect to the Expansion Space, and that separate lease will be cross-defaulted with this Lease.

4. If Tenant fails to validly exercise its right to lease the Expansion Space after receipt of Landlord’s offer notice, then in addition to the rights described in Section 1 above Landlord will be free to again lease that Expansion Space (as it may be increased by up to 10%) to anyone else without incurring any obligations or Liabilities to Tenant. However, except for and subject to Landlord’s rights described in Section 1 above and the limitations on Tenant described in Section 2 above, and assuming that Tenant’s rights under this Addendum have not lapsed for any reason other than Tenant’s failure to validly exercise, Landlord may not enter into a lease for the Expansion Space (other than as permitted above) for an average base rent per square foot over the term that is less than ninety-five percent (95%) of the average base rent per square foot specified in Landlord’s offer notice without first reoffering the Expansion Space to Tenant in accordance with the terms of this Addendum. If Tenant wishes to exercise its rights to lease the Expansion Space after it has been reoffered to Tenant, it must do so as described in Sections 2 and 3 above, except that Tenant must notify Landlord within five (5) days after receipt of Landlord’s new offer notice, and if it does not, Tenant’s rights under this Addendum will lapse and become null and void, unless Landlord otherwise specifically elects in writing.

6. Tenant’s rights under this Addendum are personal to the Tenant originally named in this Lease and may not be exercised by or for anyone else except a valid assignee of this Lease. This Addendum, including Tenant’s rights and Landlord’s obligations, will lapse and become void if, before Tenant’s exercise or before Expansion Space is delivered to Tenant, Landlord or Tenant validly exercises any right to terminate this Lease or Tenant fails to occupy or conduct business in more than one quarter (1/4) of the area of the Premises or if at the time the Expansion Space becomes available or the Offer Notice is delivered to Tenant, Tenant is subleasing or has otherwise Transferred all or any portion of the Premises or an interest therein, unless Landlord specifically elects otherwise in writing. These rights are granted to and may be exercised by Tenant on the express condition that, at the time of the exercise and at all times before the Expansion Space is delivered to Tenant, Tenant is not in default, unless Landlord specifically agrees otherwise in writing.

200 MINUTEMAN LLC

One Minuteman Road

Andover, Massachusetts 01810

telephone: 978.749.3000 fax: 978.749.3009

August 9, 2006

TRANSMEDICS, INC.

200 Minuteman Road

Andover, Massachusetts 01810

Attn: Jon Trachtenberg, Esq.

Re:	200 Minuteman Road, Andover, Massachusetts

Lease, dated as of as June 25, 2004, between 200 Minuteman LLC (“Landlord”), and TransMedics, Inc. (“Tenant”), as amended (the “Lease”)

Dear Jon:

As discussed, notwithstanding anything to the contrary in the Third Amendment to Lease dated as of June 12, 2006, Landlord and Tenant agree that: August 1, 2006 was the Additional Premises Rent Commencement Date for the 7,900 s.f. Additional Premises under the Third Amendment to Lease; and Tenant’s rent under the Lease for the Additional Premises (including, without limitation, base rent and additional rent) will be entirely abated until August 2, 2006.

Best regards,					Agreed:

200 Minuteman LLC					TransMedics, Inc.

By:	Minuteman Master LLC, Sole Member				By:	/s/ Waleed Hassanein
Name: Waleed Hassanein
	By:	150 Minuteman Limited Partnership,				Title: President & CEO
		Managing Member				Authorized Signature

		By:	Niuna-150 Minuteman, Inc.,
General Partner

			By:	/s/ Martin Spagat
Name: Martin Spagat
Title: Vice President
Authorized Signature

SECOND AMENDMENT TO LEASE

200 Minuteman

This Second Amendment to Lease (this “Amendment”) is entered into as of the 29th day of November, 2005 by and between 200 Minuteman Limited Partnership (the “Landlord”) and TransMedics, Inc. (the “Tenant”).

Background

A.	Landlord and Tenant have entered into that certain Lease dated as of June 25, 2004 (as amended, the “Lease”) for a portion of the property located at 200 Minuteman Drive, Andover, Massachusetts, as more particularly described therein. Capitalized terms used and not defined herein shall have the meaning given to them in the Lease.

B.	Under Section 5 of the Lease, Tenant pays base rent to Landlord as set forth in Exhibit D of the Lease. Landlord has requested that Tenant increase the base rent due under the Lease from and after December 1, 2005 through June 30, 2007 in consideration of a one time payment to be paid by Landlord to Tenant in the amount of $435,208.00 (the “Landlord Payment”).

C.	The parties have agreed to amend the Lease to reflect the change in base rent.

Agreement

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Paragraphs A through C above are incorporated herein by reference.

2.	As of the date hereof, Landlord has paid the Landlord Payment to Tenant. Tenant hereby confirms receipt of the Landlord Payment.

3.	Exhibit D to the Lease is hereby deleted and replaced in its entirety by Exhibit D attached hereto.

4.	Other than as set forth above, the Lease remains unchanged.

EXECUTED under seal as of the first date written above.

200 Minuteman Limited Partnership				TransMedics, Inc.

By:	Niuna-200 Minuteman, Inc., general partner			By:	/s/ Waleed Hassanein
	By:	/s/ Martin Spagat			Name: Title:	Waleed Hassanein President & CEO
		Name:	Martin Spagat		Authorized Signature.
		Title:	Vice President
Authorized Signature.

EXHIBIT “D”

BASE RENT

From December 1, 2005 through June 30, 2006 (the remainder of the Second Lease Year) the annual base rent will be Nineteen Dollars and Seventy-Nine Cents ($19.79) per square foot of Rentable Area (i.e., $19.79 multiplied by the number of square feet of Rentable Area in the Premises). For the third Lease Year, the annual base rent will be Twenty Dollars and Nine Cents ($20.09) per square foot of Rentable Area in the Premises. For the fourth Lease Year, the annual base rent will be Twenty Dollars and Thirty-Nine Cents ($20.39) per square foot of Rentable Area in the Premises. Starting as of the first day of the fifth Lease Year and as of the first day of each Lease Year thereafter during the term, the annual base rent per square foot of Rentable Area will increase by one and one-half percent (1.5%) over the annual base rent per square foot of Rentable Area for the prior Lease Year. For example, during the fifth Lease Year, it will be Twenty Dollars and Sixty-Nine Cents ($20.69) per square foot of Rentable Area, during the sixth Lease Year, it will be Twenty-One Dollars and One Cent ($21.01) per square foot of Rentable Area, etc. As an additional example, assuming that Tenant does not lease additional space in the Building, during the third Lease Year, Tenant’s annual base rent will be Seven Hundred Twenty One Thousand Four Hundred Thirty-One Dollars and Ninety Cents ($721,431.90) and its monthly base rent will be Sixty Thousand One Hundred Nineteen Dollars and Thirty-Three Cents ($60,119.33).

The base rent described above is subject to the terms of Addendum #1 and Addendum #3 of the Lease, if and when those Addenda are applicable.

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is entered into as of the 12th day of June, 2006 by and between 200 Minuteman LLC, successor to 200 Minuteman Limited Partnership (the “Landlord”) and TransMedics, Inc. (the “Tenant”).

Background

A.	Landlord and Tenant have entered into that certain Lease dated as of June 25, 2004 (as amended, the “Lease”) pursuant to which the Tenant currently leases 35,910 square feet of space the “Original Premises”) on the third floor of the Building located at 200 Minuteman Drive, Andover, Massachusetts, as more particularly described therein. Capitalized terms used and not defined herein shall have the meaning given to them in the Lease.

B.	Tenant and Landlord have agreed to expand the Original Premises to also include 7,900 rentable square feet of space located on the first floor of the Building as shown on Exhibit A attached hereto (the “Additional Premises”) and to amend the Lease to reflect the Additional Premises.

Agreement

NOW, Therefore, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree:

1.	Expansion. Effective as of the Expansion Commencement Date (defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the Additional Premises. Tenant’s lease of the Additional Premises shall be on all of the same terms and conditions as the Original Premises, except as otherwise specified herein. Effective as of the Expansion Commencement Date, the Additional Premises shall be made a part of the Premises under the Lease and Tenant will be leasing a total of 43,810 rentable square feet in the Building.

2.	Permitted Uses. Section 1.1(i) of the Lease is amended to allow shipping, receiving and distribution as Permitted Uses of the Additional Premises.

3.	Expansion Commencement Date. The Expansion Commencement Date shall be the date of this Amendment. Landlord shall deliver the Additional Premises to Tenant on the Expansion Commencement Date free of all tenants and occupants (including their personal property and trade fixtures), in broom clean condition, good working order and compliance in all material respects with applicable laws, codes, ordinances, rules and regulations.

4.

Base Rent for the Additional Premises. Commencing on the earliest of: September 1, 2006; or the date that Tenant conducts business in the Additional Premises; or the substantial completion of Tenant’s Initial Construction pertaining to the Additional Premises as determined by the contractor or a Certificate of Occupany (in any of these cases, the “Additional Premises Rent Commencement Date”) and continuing through the Term (as may be extended), Tenant shall pay base rent for the Additional Premises in the amounts set forth in Exhibit B, which shall be due and payable in equal monthly installments in advance in the same manner as for the rest of the Premises. For purposes of base rent payments for the Additional Premises: the first Lease Year (defined in Section 4 of the Lease) will begin on the Additional Premises Rent Commencement Date and end 12 consecutive calendar months plus the partial month thereafter; and each successive Lease Year will be for 12 consecutive calendar months after the prior Lease Year. Notwithstanding anything herein to the contrary, Tenant shall not be “conducting business” in the Additional Premises for purposes of this paragraph 4 solely as a result of Tenant’s storage of items therein that are intended to be used for fit-up of the Additional Premises.

5.	Additional Rent. Commencing on the Additional Premises Rent Commencement Date and continuing through the Term (as may be extended), Tenant’s Percentage shall be increased to 21.19%.

6.	Additional Premises Improvement Allowance. Landlord shall reimburse Tenant for actual third-party costs incurred by Tenant to make improvements to the Additional Premises in an amount up to Fifty Thousand Dollars ($50,000) (the “Additional Premises Improvement Allowance”), such work to be performed by Tenant and reimbursement to be paid by Landlord in accordance with the provisions of Exhibit C of the Lease. Landlord will not be responsible to pay for or perform any work for the Additional Premises except if necessary to comply with Section 3 above. Landlord and Tenant acknowledge that Tenant continues to be entitled to $251,370 for Tenant’s Work to be completed in the Original Premises subject to the satisfaction of the conditions to such payment as set forth in the Lease.

7.	Brokerage. Tenant and Landlord each represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Third Amendment. Tenant and Landlord each covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent claiming through such party, with respect to this Third Amendment or the negotiation thereof arising from a breach of the foregoing warranty.

8.	Ratification. Except as set forth herein, the terms of the Lease are hereby ratified. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one instrument. Tenant and Landlord each represents that the person executing this Amendment on behalf of such party is fully authorized to execute this Amendment and to bind the Landlord or Tenant, as applicable. This Amendment may be exchanged by and between the parties via facsimile or electronic mail.

EXECUTED under seal as of the first date written above.

200 Minuteman LLC					TransMedics, Inc.

By:	Minuteman Master LLC, Sole Member				By:	/s/ Waleed H. Hassanein
Name: Waleed H. Hassanein
	By:	150 Minuteman Limited Partnership,				Title: President & CEO
		Managing Member				Authorized Signature.

		By:	Niuna-150 Minuteman, Inc.,
General Partner

			By:	/s/ Martin Spagat
Name: Martin Spagat
Title: Vice President
Authorized Signature

FOURTH AMENDMENT TO LEASE

200 Minuteman

This Fourth Amendment to Lease (this “Amendment”) is entered into as of Feb. 1, 2007 by and between 200 Minuteman LLC (“Landlord”) and TransMedics, Inc. (“Tenant”).

Background

A. Landlord and Tenant entered into that certain Lease dated as of June 25, 2004 (as amended, the “Lease”) for space in the property located at 200 Minuteman Drive, Andover, Massachusetts, as more particularly described therein. Capitalized terms used and not defined herein shall have the meaning given to them in the Lease.

B. The parties have agreed to amend the Lease to confirm that as of this date the agreed rentable area of the Premises will increase by 75 square feet as described below, and to confirm certain other related matters.

Agreement

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree and the Lease is amended as follows:

1. As of this date, the agreed rentable area of the original Premises on the 3rd Floor is increased by 75 s.f. to 35,985 s.f. (and thus the agreed rentable area of the entire Premises is increased to 43,885 s.f.), and Tenant’s Percentage is increased to 21.23%.

2. The terms of the Lease, as amended hereby, are hereby ratified. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one instrument. This Amendment may be exchanged by and between the parties via facsimile or electronic mail.

EXECUTED under seal as of the first date written above.

200 Minuteman LLC					TransMedics, Inc.

By:	Minuteman Master LLC, Sole Manager				By:	/s/ Waleed Hassanein
Name: Waleed Hassanein
	By:	150 Minuteman Limited Partnership,				Title: President & CEO
		Managing Member				Authorized Signature:

		By:	Niuna-150 Minuteman, Inc.,
General Partner

			By:	/s/ Martin Spagat
Name: Martin Spagat
Title: Vice President
Authorized Signature